UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Maxwell Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MAXWELL TECHNOLOGIES, INC.
3888 Calle Fortunada
SAN DIEGO, CALIFORNIA 92123
October 30, 2013
To Our Stockholders:
It is my pleasure to invite you to attend the 2013 Maxwell Technologies, Inc. Annual Meeting of Stockholders (“Annual Meeting”) to be held on December 11, 2013 at 11:00 a.m., PST, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123.
Details of the business to be conducted at the Annual Meeting are given in the attached Notice of the 2013 Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully.
We hope you will be able to attend the Annual Meeting to listen to a discussion of Maxwell’s business, and answer any questions you may have.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On or about October 30, 2013, we expect to begin mailing to our stockholders an Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report and vote online.
Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, when you have finished reviewing the Proxy Statement, you are urged to promptly vote in accordance with the instructions set forth on the Proxy Card you received. This will ensure your proper representation at the Annual Meeting, whether or not you can attend.
If you have any questions concerning the Annual Meeting or the proposals being voted on, please contact our Investor Relations Department at (858) 503-3300.

Sincerely,

David J. Schramm Chief Executive Officer

NOTICE OF THE 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 11, 2013
To the Stockholders of
Maxwell Technologies, Inc.:
The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Maxwell Technologies, Inc., a Delaware corporation (the “Company”), will be held on December 11, 2013 at 11:00 a.m., PST, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, for the purpose of considering and voting upon the following:

•	To elect three Class II members to the Board of Directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•
To approve an additional 1,000,000 shares reserved for issuance under the 2013 Omnibus Equity Incentive Plan and approve for federal tax purposes the performance criteria that may be used with respect to certain performance-based awards granted under the plan;

•
To approve the amendment and restatement of the Maxwell Technologies, Inc. 2004 Employee Stock Purchase Plan including an increase of 500,000 in the number of shares reserved for issuance under the plan;

•	To ratify the appointment of BDO USA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

•	To vote, on an advisory basis, on the compensation of the Company’s named executive officers as set forth in the Executive Compensation section of this Proxy Statement; and

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.
The foregoing business items are more fully described on the following pages, which are made part of this notice.

WHO MAY VOTE:
The Board of Directors has fixed the close of business on October 15, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Kevin S. Royal Secretary
October 30, 2013
San Diego, California
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO VOTE VIA THE INTERNET. FOR FURTHER DETAILS, SEE “QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING”.

MAXWELL TECHNOLOGIES, INC.
3888 Calle Fortunada
SAN DIEGO, CALIFORNIA 92123
(858) 503-3300
PROXY STATEMENT
FOR MAXWELL TECHNOLOGIES
2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 11, 2013
INTERNET AVAILABILITY OF PROXY MATERIALS
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about October 30, 2013, we will mail to our stockholders an Important Notice Regarding Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice also instructs you on how to access your Proxy Card to vote through the Internet or by telephone.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail until you elect otherwise. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING:

Question: Why am I receiving these materials?

Answer:
Our Board of Directors has made these materials available to you on the Internet or, upon your request will deliver printed versions of these materials to you by mail, in connection with its solicitation of proxies for use at our Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting, and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Question:	Why am I being asked to review materials on-line?

Answer:
Under rules adopted by the SEC, we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. We anticipate that the Notice will be mailed to stockholders on or about October 30, 2013.

Question:	How can I electronically access the proxy materials?

Answer:	The Notice provides you with instructions on how to view our proxy materials on the Internet.

Question:	How can I obtain a full set of proxy materials?

Answer:	The Notice provides you with instructions on how to request printed copies of the proxy materials. You may request printed copies until one year after the date of the Annual Meeting.

Question:	What information is contained in this Proxy Statement?

Answer:	The information contained in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process and certain other required information.

Question:	Who is soliciting my vote pursuant to this Proxy Statement?

Answer:	Our Board of Directors is soliciting your vote.

Question:	Who is entitled to vote?

Answer:	Stockholders of record of our common stock on the close of business on October 15, 2013 are entitled to vote at the Annual Meeting.

Question:	What am I voting on?

Answer:	You are voting on proposals:

•	To elect three Class II members to the Board of Directors.

•
To approve an additional 1,000,000 shares reserved for issuance under the 2013 Omnibus Equity Incentive Plan and approve for federal tax purposes the performance criteria that may be used with respect to certain performance-based awards granted under the plan.

•	To approve the amendment and restatement of the 2004 Employee Stock Purchase Plan including an increase of 500,000 in the number of shares reserved for issuance under the plan.

•	To ratify the appointment of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

•	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	To transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.

Question:	How does the Board of Directors recommend that I vote?

Answer:	The Board of Directors recommends a vote:

•	“FOR ALL” for the election of three Class II directors.

•
“FOR” the approval of an additional 1,000,000 shares reserved for issuance under the 2013 Omnibus Equity Incentive Plan and approve for federal tax purposes the performance criteria that may be used with respect to certain performance-based awards granted under the plan.

•	“FOR” the approval of the amendment and restatement of the 2004 Employee Stock Purchase Plan including an increase of 500,000 in the number of shares reserved for issuance under the plan.

•	“FOR” the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for fiscal year 2013.

•	“FOR” the approval of the compensation of the Company’s named executive officers.

Question:	How may I cast my vote?

Answer:
If you are a registered holder of our common stock, meaning that your shares are registered with our transfer agent in your name, you have three options for submitting your vote before the meeting: via the Internet, by telephone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. If you hold your shares in your name as a registered holder, you may also submit your vote in person at the Annual Meeting.

If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of your shares which are held in “street name.” If you hold your shares in street name, you received the Notice or the proxy materials from your brokerage firm, bank, dealer, or other similar organization rather than from Maxwell. The organization holding your shares is considered the stockholder of record for your shares for the purpose of voting at the Annual Meeting. However, as the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you hold your shares in street name, follow the instructions on the Notice, proxy card or voting instruction form you should have received from your brokerage firm or similar organization in order to vote your shares. If you intend to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and bring the legal proxy with you to the Annual Meeting.
If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under recently adopted NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.

Question:	May I cast my vote in person?

Answer:
Yes. If you are the registered holder of the shares, you can vote in person by coming to the Annual Meeting. However, if you hold your shares in street name or you are a representative of an institutional stockholder, you must bring a legal proxy from the organization that is the registered holder of the shares authorizing you to vote the shares you intend to vote at the Annual Meeting.

Question:	May I cast my vote over the Internet, by telephone or by mail?

Answer:	Voting Alternatives:

•	over the Internet at www.proxyvote.com, by following the instructions for Internet voting on the Notice or Proxy Card mailed to you;

•	by phone, by dialing 1-800-690-6903 and following the instructions for voting by phone on the Notice or Proxy Card mailed to you;

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice.
If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by our transfer agent. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.
If like most stockholders of the Company, you hold your shares in street name through a brokerage firm, bank or other similar organization rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being provided to you by such organization. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the meeting, vote by one of the above methods so that we can be assured of having a quorum present at the Annual Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Annual Meeting.
We encourage you to vote via the Internet. If you attend the meeting, you may also submit your vote in person and any votes that you previously submitted—whether via the Internet, by phone or by mail—will be superseded by the vote that you cast at the meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the meeting, your shares will be voted at the meeting in the manner set forth in this Proxy Statement or as otherwise specified by you. To vote at the meeting, those who hold shares in street name will need to contact the brokerage firm, bank or other similar organization that holds their shares to obtain a legal proxy to bring to the meeting.

Question:	May I revoke or change my vote?

Answer:
Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you hold shares in street name, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the meeting.

Question:	Do I have to do anything if I plan to attend the Annual Meeting in person?

Answer:	No, we believe physical space at the Annual Meeting location will be sufficient to accommodate our normal attendance of this event.

Question:	Who will count the votes?

Answer:
The Company has hired a third party, Broadridge Financial Solutions, Inc., to tabulate votes cast by proxy and an inspector of elections will be present at the Annual Meeting to tabulate the final vote results.

Question:	What happens if the Annual Meeting is adjourned or postponed?

Answer:	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Question:	How are votes counted?

Answer:
With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Votes against a candidate, votes withheld and abstentions have no legal effect in the election of directors. For the approval of our 2013 Omnibus Equity Incentive Plan, the amendment and restatement of our 2004 Employee Stock Purchase Plan, the ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for fiscal year 2013, the compensation of the our named executive officers, and the approval of any other matters properly presented at the Annual Meeting, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. However, the vote for the approval of the compensation of our named executive officers is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors.

Question:	What is the deadline for voting?

Answer:
The deadline for voting by telephone or through the Internet is 11:59 p.m. Eastern Daylight Time on December 10, 2013. If you hold your shares in street name, please check the information you received from your brokerage firm, bank, dealer, or other similar organization for the voting deadline. If you plan to attend the Annual Meeting and to cast your vote in person, the polls will remain open until they are closed during the Annual Meeting on December 11, 2013. If you hold your shares in street name, you will need to bring the required paperwork in order to vote in person at the Annual Meeting. Please see the answer to the question “May I cast my vote in person?” above for more information.

Question:	How can I find the results of the Annual Meeting?

Answer:	Preliminary results will be announced at the Annual Meeting and final results will be published in a Form 8-K filed shortly after the meeting.

Question:	How can I communicate with the Board of Directors?

Answer:
Stockholders may communicate with members of the Company’s Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123.

GENERAL INFORMATION
The Board of Directors of Maxwell Technologies, Inc., a Delaware corporation (the “Company,” “Maxwell,” “we” or “us”), is soliciting the enclosed proxy for use at the 2013 Annual Meeting of Stockholders to be held on December 11, 2013 at 11:00 a.m., local time, at the Courtyard Marriott Hotel located at 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof. This Proxy Statement was first made available on or about October 30, 2013 to the stockholders. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the stockholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Annual Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Annual Meeting and any adjournment or postponement thereof.
The Company’s Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, is available over the Internet or, if requested per the instructions in the Notice, will be mailed to stockholders along with this Proxy Statement. The Annual Report on Form 10-K contains, among other things, financial information regarding the Company and a discussion of business developments during the fiscal year ended December 31, 2012. It is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is being made.
VOTING RIGHTS
The close of business on October 15, 2013 (the “Record Date”) has been fixed by the Board as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, the Company had outstanding and entitled to vote 29,641,276 shares of common stock. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
The holders of record of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Under Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under NYSE rules applicable to our prior annual meetings, the uncontested election of a member of the Board of Directors was considered “discretionary” and brokers were permitted to vote your shares held in street name even in the absence of your instructions. Under recently adopted NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are no longer permitted to vote your shares held in street name for the election of directors in the absence of instructions from you.
With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Therefore, votes against a candidate, votes withheld and abstentions will have no legal effect in the election of directors. For matters other than the election of directors, the matter must be approved by the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting. However, the vote for the approval of the compensation of our named executive officers is advisory and non-binding in nature and cannot overrule any decisions made by the Board of Directors. Under Delaware law, abstentions are counted as votes cast, and therefore have the same effect as votes against a matter. Broker non-votes, on the other hand, are not considered to be votes cast and have no effect on the outcome of the matter.
All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

STOCKHOLDER PROPOSALS
This year’s annual meeting was delayed as a result of the delay in the filing of our annual report on Form 10-K for our fiscal year ended December 31, 2012. Subject to approval by our Board of Directors, we plan to hold our 2014 Annual Meeting of Stockholder on May 6, 2014. As a result, the deadline for submission of proposals to be included in our proxy materials for our 2014 Annual Meeting of Stockholders is expected to be March 7, 2014. If a stockholder fails to give notice by this date, then the persons named as proxies by the Board for the 2014 Annual Meeting may exercise discretionary voting power regarding any such proposal. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Bylaws, a stockholder who wishes to make a proposal at the 2014 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting should submit such proposal to the Company’s Secretary at least 60 days prior to the date of the meeting.
PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes, with the terms of office of each class ending in successive years. The term of the directors currently serving in Class II expires on the date of the Annual Meeting. Mr. Lavigne is not standing for reelection to the Board at the Annual Meeting; the decision to not stand for reelection is not a result of any disagreement with the Company. The directors in Class I and Class III will continue in office until their terms expire at the 2015 and 2014 Annual Meeting of Stockholders, respectively. The directors elected in Class II at the Annual Meeting will hold office until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified.
Holders of common stock are entitled to cast one vote for each share held for each of the three nominees for director in Class II. The three nominees receiving the greatest number of “FOR” votes will be elected directors of the Company in Class II. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the nominees named below. Broker non-votes will have no effect. While the Company has no reason to believe that any of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for such substitute nominee as may be selected by the Board.
No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director. No nominee has any family relationship with any other nominee or with any of the Company’s executive officers or directors.
Set forth below is information with respect to nominees for director and other directors of the Company who will continue in office for terms extending beyond the Annual Meeting, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills within the past five years that led to the conclusion that they are qualified to serve as a director, their period of service as a Company director and their age. The nominees for director were nominated by non-management directors of the Company.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Mark Rossi, 57 (Class II)
Mr. Rossi was appointed a Class II director in November 1997 and was elected Chairperson of the Board in May 2011. He also serves on the Audit Committee and the Governance and Nominating Committee and is the Chairperson of the Compensation Committee. Mr. Rossi is a senior managing director of Cornerstone Equity Investors, LLC, one of the most experienced private equity firms in the United States. Prior to the formation of Cornerstone Equity Investors in 1996, Mr. Rossi was president of Prudential Equity Investors, Inc. Mr. Rossi's industry focus is on technology companies. He is also a member of the board of directors of Cardtronics, Inc., a public company which is the world's largest non-bank ATM operator, and is a board member of a number of private companies.

Individual experience: Mr. Rossi has experience in previous roles of chairman of the board of two other public companies, as well as having served as a member of the board of directors of several other public and private companies. Further, Mr. Rossi brings a breadth of equity experience across a wide range of industries. He has a successful record of managing equity investments in his current position with Cornerstone Equity Investors, LLC, along with extensive transactional expertise including: mergers and acquisitions, IPOs, debt and equity offerings and bank financing, all of which make him further qualified to serve as a director.

Burkhard Goeschel, 67 (Class II)
Dr. Goeschel was appointed a Class II director in February 2007. He serves on the Governance and Nominating Committee. Since January 2013, he has been senior advisor with Roland Berger Strategy Consultants, a leading global strategy consultancy. From June 2007 through December 2012, he was chief technology officer of vehicles and powertrain of MAGNA International, a leading global supplier of technologically advanced automotive systems, components and complete modules. From 2000 until his retirement in 2006, he was a member of the six-person management board of BMW Group, with overall responsibility for research, development and purchasing. Before beginning his career with BMW in 1978, he spent two years as a group leader for engine product development with Daimler Benz. He is an honorary professor of the Technical University in Graz, Austria, holds an honorary doctorate from the Technical University of Munich and is Senator and a member of the university's management board and a trustee of its Institute for Advanced Studies. Further, he is honorary president of the German Research Association for Internal Combustion Engines, is a member of the Council for Technical Sciences of the Union of German Academies of Sciences and Humanities and was general chairperson of the Society of Automotive Engineers 2006 World Congress. In January 2013, Dr. Goeschel was honored by the State of Austria with the Great Golden Cross of the State of Austria.

Individual experience: Dr. Goeschel's global automotive industry experience, breadth of knowledge concerning the international marketplace and prior experience at BMW Group, in addition to a strong technical background and deep knowledge of the automotive market, make him further qualified to serve as a director.

David Schlotterbeck, 66 (Class II)
Mr. Schlotterbeck was appointed as a Class II director in May 2013. He serves on the Audit Committee. Mr. Schlotterbeck served as chief executive officer and chairman of the board of Aperio Technologies, Inc., a provider of digital pathology solutions, beginning in December 2011 until its sale to Danaher Corporation in October 2012. Mr. Schlotterbeck served as chief executive officer and chairman of the board of Carefusion, a global medical technology company that was spun-off from Cardinal Health, a diversified health service company, from September 2009 until his retirement in February 2011. Prior to the spinoff, beginning in January 2008, he served as vice chairman of Cardinal Health, and, beginning in August 2006, he served as chief executive officer of Cardinal Health’s Clinical and Medical Products business. He has previously held executive leadership roles at Alaris Medical Systems, Pacific Scientific Company, Vitalcom, Inc. and Nellcor, Inc. Mr. Schlotterbeck is a graduate of the General Motor Institute with a bachelor’s of science degree in electrical engineering. He also holds a master’s of science degree in electrical engineering from Purdue University. Mr. Schlotterbeck also served as a member of the board of directors of Virtual Radiologic Corporation beginning in June 2008 until its sale in July 2010. He currently serves as a director of the board and chairman of the compensation and CEO search committees of Juniper Networks, a leading technology company selling products and services for high-performance networks.

Individual experience: Mr. Schlotterbeck’s experience as a chief executive officer and board member of several public companies provides a history of experience in management and corporate governance leadership making him qualified to serve as a director.

Vote Required for Approval and Recommendation of the Board
With regard to the election of directors, the three nominees who receive the greatest number of “FOR” votes will be elected to the Board. Stockholders are not entitled to cumulate votes. Therefore, votes against a candidate, votes withheld and abstentions will have no legal effect in the election of directors.
The Board recommends that stockholders vote FOR ALL of the nominees identified above.

DIRECTORS CONTINUING IN OFFICE UNTIL THE
2014 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
Robert Guyett, 76 (Class III)
Mr. Guyett was appointed a Class III director in January 2000, and served as Chairperson of the Board from May 2010 to May 2011, and also from May 2003 until May 2007. He serves on the Compensation Committee and the Governance and Nominating Committee, and is the Chairperson of the Audit Committee. Since 1995, he has been president and chief executive officer of Crescent Management Enterprises LLC, a consulting firm that provides financial management and investment advisory services. From 1990 to 2013, he was a director and chairperson of the audit committee of Newport Corp., a public company which is a supplier of products and systems to the semiconductor, communications, electronics, research and life science markets. He is also a director and Treasurer of the Christopher and Dana Reeve Foundation and serves on the board of a privately-held company. From 1991 to 1995, he was a director and chief financial officer of Engelhard Corp and from 1987 to 1991, he was a director and chief financial officer of Fluor Corporation.

Individual experience: Mr. Guyett, with his experience in various senior leadership positions, including chief financial officer, provides the Company with broad insight into financial and operational matters. Further, Mr. Guyett's extensive experience in international operations and his demonstrated leadership on the boards of several other companies expand his qualifications to serve on our Audit Committee, Compensation Committee and Governance, Nominating and Strategy Committee.

David J. Schramm, 64 (Class III)
Mr. Schramm has announced that he will retire from his position as President, CEO and Director effective as of December 31, 2013; however it is anticipated that Mr. Schramm will continue to serve in a consulting role for a period of two years following his retirement.

Mr. Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Previously, he spent the majority of his business career in a series of senior management and engineering positions with General Motors. He started his career with the Packard Electric Division of General Motors and held several managerial positions while at Packard Electric in Warren, Ohio. Continuing his tenure with General Motors, Mr. Schramm then spent three years in the United Kingdom where he was the Managing Director for companies in both Ireland and England. Following his time in the United Kingdom, Mr. Schramm was the president and CEO of a wholly owned subsidiary of General Motors based in California, Packard Hughes Interconnect, a manufacturer of highly reliable interconnect components for the aerospace industry. From 2001 to 2006, he was president and chief executive officer of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries. During his tenure at Arrowhead, Mr. Schramm led the acquisition of operations in Italy, France and Poland, and also opened a facility in South Africa. Just prior to joining Maxwell, he was president and chief executive officer of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus.

Individual experience: Mr. Schramm's extensive automotive industry experience with General Motors, including its parts operations, and subsequent experiences as president and chief executive officer of two other companies prior to joining Maxwell provide him a breadth of knowledge concerning issues affecting the day-to-day oversight of our Company's operations. He brings to the Board his knowledge of the automotive industry and its trends, and he contributes his perspective on, and experience in, a broad range of board oversight matters. Mr. Schramm is a board leadership fellow of the National Association of Corporate Directors, demonstrating his commitment and leadership as a board member.

Yon Yoon Jorden, 58 (Class III)
Ms. Jorden was appointed a director in Class III in May 2008. She serves on the Audit Committee and is the Chairperson of the Governance and Nominating Committee. During a business career spanning more than 25 years, she served as chief financial officer of four publicly traded companies, most recently as executive vice president and chief financial officer of AdvancePCS, a $16 billion Nasdaq-listed provider of pharmacy benefits management to more than 75 million health plan participants, from 2002 to 2004. Previously she was chief financial officer of Informix, a Nasdaq-listed technology company, Oxford Health Plans, a Nasdaq-listed provider of managed health care services, and WellPoint, Inc., a NYSE-listed managed care company. Earlier in her career she was a senior auditor with Arthur Andersen & Co., where she became a certified public accountant. She currently serves as a director of Methodist Health System, a Texas-based hospital system. From 2004 to 2013, she served as a director and chairperson of the audit committee of Magnatek, Inc., a Nasdaq-listed manufacturer of digital power control systems. From 2008 to 2010, she served as a director and chairperson of the audit committee of U.S. Oncology, a leading oncology services company.

Individual experience: Ms. Jorden's extensive experience as chief financial officer of public companies in various industries provides her a tremendous depth of knowledge into financial, operational and Board oversight matters and the financial expertise required for our Audit Committee. In addition, Ms. Jorden's service on other boards provides her additional insight into board oversight matters. Ms. Jorden is a board leadership fellow of the National Association of Corporate Directors, demonstrating her commitment and leadership as a board member.

DIRECTORS CONTINUING IN OFFICE UNTIL THE
2015 ANNUAL MEETING OF STOCKHOLDERS

Name and Age	Period Served as a Director, Positions and Other Relationships with the Company, and Business Experience
José L. Cortes, 49 (Class I)
Mr. Cortes was appointed a Class I director in July 2002. Since 1999, Mr. Cortes has been chairperson of Montena SA, a holding company that sold its Montena Components, Ltd. subsidiary to the Company in July 2002. Since 1996, he has been a director of GenTurica, AG, an asset management firm, and a partner at GorCor Asset Management AG, a family office and private equity advisor. Mr. Cortes resides in Zürich, Switzerland.

Individual experience: Mr. Cortes has extensive industry experience, familiarity with the Company's High-Voltage Capacitors operations, and, having worked in the European financial industry for many years, has extensive experience in commercial finance, private equity and leveraged finance.

Roger Howsmon, 69 (Class I)
Mr. Howsmon was appointed a Class I director in May 2008. He serves on the Compensation Committee. Since April 2013, Mr. Howsmon has been the chief operating officer of Wheatridge Manufacturing, a company specializing in the engineering, design and manufacturing of cabover trucks. Prior to this, since 2010, Mr. Howsmon was the senior advisor to the chief executive officer of the school bus division of Blue Bird Corporation, one of the world's leading bus manufacturers, which is privately held by Cerberus Capital Management. From 2007 to 2010, he served as the senior vice president and chief marketing officer of Blue Bird Corporation. Prior to this, Mr. Howsmon, as executive vice president, led the manufactured housing group of Fleetwood Enterprises, and before that, was chairperson and chief executive officer of Global Promo Group, an international marketer of promotional products. Earlier in his career, he held a series of senior management positions in the diesel engine industry with Cummins Engine Company and Perkins Engines, and then spent five years as general manager of Peterbilt Motors, a leading manufacturer of medium and heavy duty trucks.

Individual experience: Mr. Howsmon's extensive experience as a senior executive of numerous companies and his broad-based international and domestic background in the areas of sales, marketing, manufacturing and distribution make him further qualified to serve as a director.

PROPOSAL 2
APPROVAL OF THE 2013 OMNIBUS EQUITY INCENTIVE PLAN
We seek stockholder approval of our 2013 Omnibus Equity Incentive Plan, referred to in this proxy statement as the 2013 Plan. The 2013 Plan is intended as the successor to, and continuation of, our 2005 Omnibus Equity Incentive Plan, referred to in this proxy statement as the 2005 Plan.
We believe that our ability to award incentive compensation based on equity in the Company is critical to our success in remaining competitive and attracting, motivating and retaining key personnel. The efforts and skill of our employees and other personnel who provide services to the Company generate much of the growth and success of our business. Our employees, consultants and directors understand that their stake in our Company will have value only if, working together, we create value for our stockholders. Awards under our equity compensation plans generally vest over a period of service with us or upon accomplishment of performance objectives, giving the recipient an additional incentive to provide services over a number of years and build on past performance.
The Board adopted the 2013 Plan subject to stockholder approval at the Annual Meeting, on September 28, 2013. Approval of the 2013 Plan will continue to allow us to utilize a broad array of equity-based incentives in order to provide eligible individuals with an opportunity to acquire shares of common stock and to benefit from increases in value of our common stock and thereby align their interests with the long-term interests of our stockholders.
At the Annual Meeting, our shareholders are being requested to (a) approve the 2013 Plan and reserve an additional 1,000,000 shares for issuance thereunder, and (b) qualify the 2013 Plan for purposes of Section 162(m), including approval of the performance criteria applicable under the 2013 Plan for awards intended to qualify as performance-based compensation under Section 162(m).
Upon approval by the stockholders, any unused shares reserved under the 2005 Plan and any currently outstanding awards that are subsequently forfeited will be transferred to the share reserve of the 2013 Plan and no further awards will be granted under the 2005 Plan. Except as otherwise noted below, outstanding awards under the 2005 Plan have substantially the same terms as will be in effect for future awards granted under the 2013 Plan.
As of October 4, 2013, approximately 1,622,494 shares of common stock have been issued upon exercise of stock options, settlement of restricted stock units or vesting of stock awards granted under the 2005 Plan; approximately 747,950 shares are subject to outstanding, unexercised stock options granted under the 2005 Plan (which options have a weighted average exercise price of $11.64 per share); approximately 586,004 shares are subject to unvested restricted stock awards under the 2005 Plan; approximately 69,594 shares are subject to outstanding restricted stock units under the 2005 Plan; and approximately 677,700 shares of common stock remained available for future issuance under the 2005 Plan. The 2005 Plan is scheduled to terminate on May 15, 2015, and this relatively short remaining term of the 2005 Plan makes approval of this Proposal 2 important if our compensation program is to continue to include an equity compensation component.
During the last fiscal year, we granted an aggregate of 100,208 shares of common stock subject to restricted stock or restricted stock unit awards under the 2005 Plan to current executive officers and directors with grant date fair values ranging from $20.47 to $20.65 per share and granted to all our employees and consultants (excluding executive officers) as a group 175,400 shares subject to restricted stock awards with grant date fair values ranging from $8.03 to $21.10 per share.
As of October 4, 2013:

•
There were options to purchase approximately 874,000 shares of our common stock outstanding under all of our equity compensation plans, including legacy plans under which we will make no more grants. The weighted average remaining life of these outstanding options was 4.4 years, and the weighted average exercise price was $11.25.

•	There were approximately 586,004 shares outstanding subject to restricted stock awards that remain subject to forfeiture.

•	There were approximately 69,594 shares subject to restricted stock unit awards that remain unvested.

•	There were approximately 677,700 shares available for future grants under all equity compensation plans.
Vote Required for Approval and Recommendation of the Board
Approval of the 2013 Plan by the stockholders of the Company will require the affirmative vote of a majority of the shares of common stock voted on the matter. Under Delaware law and the Bylaws, abstentions are counted as votes cast, and therefore have the same effect as votes against approval of the 2013 Plan. However, if the 2013 Plan is not approved by stockholders at the Annual Meeting, the 2005 Plan will continue in effect and equity awards will continue to be made under the 2005 Plan as currently in effect, until all the shares available for issuance under the 2005 Plan have been issued or until the plan terminates on its currently scheduled May 5, 2015 expiration date.
The Board recommends that stockholders vote FOR approval of the Company’s 2013 Omnibus Equity Incentive Plan and approve for federal tax purposes the performance goals that may be used with respect to certain performance-based awards granted under the plan.
Terms and Conditions of the 2013 Plan
The following is a summary of the principal features of the 2013 Plan, which is filed with the SEC as Appendix A to this proxy statement. The following summary does not purport to be a complete description of all provisions of the 2013 Plan. To the extent there is a conflict between this summary and the actual terms of the 2013 Plan, the actual terms of the 2013 Plan will govern. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to Investor Relations, Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123, or may access the document from the SEC's website at www.sec.gov.
Administration
The Compensation Committee of our Board of Directors administers the 2013 Plan. The Compensation Committee has complete discretion to make all decisions relating to the interpretation and operation of the 2013 Plan, including the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, if any, and what the other features and conditions of each award will be. The term plan administrator, as used in this summary, means the Board of Directors, the Compensation Committee, or a secondary committee, to the extent that each such entity is acting within the scope of its administrative jurisdiction.
Except in connection with certain changes in our capital structure, as described in the “Changes in Capitalization” section that appears later in this Proposal, the plan administrator does not have the discretion to take any of the following actions without stockholder approval:

•	Reprice any outstanding stock awards under the 2005 Plan or 2013 Plan;

•	Cancel and re-grant outstanding stock awards under the 2005 Plan or 2013 Plan; or

•
Amend the terms of outstanding stock awards under the 2005 Plan or 2013 Plan to reduce the exercise price of outstanding options or stock appreciation rights ("SARs") or cancel outstanding options or SARs in exchange for cash, other stock awards, or options or SARs with an exercise price that is less than the exercise price of the original options or SARs.

In addition, the Compensation Committee may not modify outstanding awards without the consent of any adversely affected participant.
Share Reserve
The maximum number of shares of common stock reserved for issuance under the 2013 Plan is limited to 3,207,298. This share reserve consists of (a) 1,000,000 shares newly reserved in connection with the adoption of the 2013 Plan, (b) the number of shares reserved under the 2005 Plan that are not issued or subject to outstanding awards (up to 677,700 shares), and (c) the number of shares subject to outstanding awards under all of our equity compensation plans that may subsequently expire, lapse unexercised, or are forfeited (up to 1,529,598 shares).
Should an option, SAR, or RSU be forfeited or expire for any reason before being exercised or settled in full, the shares subject to such stock awards will be available for subsequent awards under the 2013 Plan. If restricted stock or shares issued upon the exercise of an option are forfeited for any reason prior to the shares having become vested, the shares subject to the forfeiture will be available for subsequent awards under the 2013 Plan. Finally, to the extent that an award is settled in cash rather than shares, the cash settlement will not reduce the number of shares available for issuance under the 2013 Plan.
If the exercise price of an option or SAR is satisfied by tendering shares of common stock held by the participant, the number of shares so tendered will not remain available for subsequent issuance under the 2013 Plan. Finally, shares withheld in satisfaction of applicable withholding taxes will not again become available for issuance under the 2013 Plan.
The shares issuable under the 2013 Plan may be made available from authorized but unissued shares of common stock or from shares of common stock reacquired by the Company.

Types of Awards
The 2013 Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	stock appreciation rights;

•	restricted share awards of our common stock, sometimes referred to simply as restricted stock;

•	restricted stock units; and

•	performance cash awards.
Eligibility
Employees (including officers), directors who are not employees, and consultants who render services to the Company or its affiliates are eligible to receive awards under the 2013 Plan. The actual selection of the participants in the 2013 Plan is generally determined by the Compensation Committee.
No participant in the 2013 Plan may be granted options and SARs during any calendar year covering more than 250,000 shares, except that a new employee may be granted options and SARs covering 500,000 shares in his or her initial year of employment. In addition, no participant may be granted restricted stock and RSUs during any calendar year covering more than 250,000 shares, and no participant may be paid more than $2,500,000 in cash during any calendar year pursuant to performance cash awards. These share limitations protect our ability to grant stock options and SARs that, upon exercise, are not be subject to the $1 million deduction limitation imposed by Section 162(m) of the Internal Revenue Code. In addition, shares of restricted stock and RSUs may qualify as performance-based compensation that is not subject to the Section 162(m) deduction limitation, if the issuance of those shares is approved by the Compensation Committee and the vesting is tied to the attainment of performance goals based on one or more of the performance criteria described below. Stockholder approval of this Proposal 2 constitutes an approval of the foregoing share limitations for purposes of Section 162(m) of the Code.
Finally, no participant who serves as a non-employee director may receive stock awards covering more than 30,000 shares in any calendar year, except that a non-employee director may receive stock awards covering 60,000 shares in the calendar year in which he or she was initially appointed to the Board of Directors.
As of October 4, 2013, approximately 372 persons (including three executive officers and eight non-employee directors) were eligible to participate in the 2013 Plan.
Valuation
For purposes of establishing an option exercise price and for all other valuation purposes under the 2013 Plan, the fair market value of a share of common stock on any relevant date will be the closing price per share of common stock on that date, as such price is reported on the Nasdaq Global Market. If the applicable date is not a trading day, the fair market value will be the closing price on the last trading day prior to the applicable date. On October 4, 2013, the fair market value of the common stock determined on such basis was $8.70 per share.
Stock Options
Both incentive stock options and nonstatutory stock options are available for grant under the 2013 Plan. An optionee who exercises an incentive stock option may qualify for favorable tax treatment under Section 422 of the Code. On the other hand, nonstatutory stock options do not qualify for such favorable tax treatment. The exercise price of options granted under the 2013 Plan may not be less than 100% of the fair market value of our common stock on the grant date.
At the discretion of the Company, optionees may pay the exercise price by using:

•	cash or cash equivalents;

•	shares of common stock that the optionee already owns;

•	an immediate sale of the option shares through a broker designated by us;

•	a net exercise procedure;

•	a promissory note, to the extent permitted by applicable laws; or

•	other forms of legal consideration approved by the Compensation Committee.
Options vest at the time or times determined by the Compensation Committee. Options generally expire 10 years after they are granted, except that they generally expire earlier if the optionee's service terminates earlier.
Stock Appreciation Rights
A stock appreciation right, or SAR, allows a recipient to benefit from increases in the value of our common stock. SARs are granted pursuant to SAR agreements adopted by the Compensation Committee. The Compensation Committee determines the strike price of each SAR, which may not be less than 100% of the fair market value of our common stock on the date of grant. Upon exercise of a SAR, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of our common stock with respect to which the SAR is exercised. This amount may be paid in cash, shares of our common stock, or any combination thereof. Each SAR may or may not be subject to vesting, and vesting, if any, shall occur at such times or upon satisfaction of such conditions specified by the Compensation Committee. SARs generally expire 10 years after they are granted, except that they generally expire earlier if the recipient's service terminates earlier.
Restricted Stock
Restricted stock awards are granted pursuant to restricted stock agreements adopted by the Compensation Committee which include provisions regarding the number of shares the participant may be issued, the purchase price, if any, and the restrictions to which the shares will be subject. Awards of restricted stock may be granted in consideration for (a) cash or cash equivalents, (b) property, (c) cancellation of other equity awards, (d) past or future services rendered to us or our affiliates, (e) a promissory note, to the extent permitted by applicable laws, or (f) any other form of legal consideration approved by the Compensation Committee. The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to length of service or attainment of performance goals. Upon termination of the participant's service, the shares issued pursuant to a restricted stock award may be subject to forfeiture to, or repurchase by, the Company.
Restricted stock awards granted under the 2005 Plan must have a vesting schedule of at least three years if vesting is not tied to the attainment of performance goals, or at least one year if vesting is tied to the attainment of performance goals, subject to acceleration in the event of the recipient's termination of employment as a result of death, disability or retirement. The 2013 Plan does not require a minimum vesting period for awards granted under the plan.
Restricted Stock Units
RSU awards represent the right to receive the value of shares of our common stock at a specified date in the future. RSU awards are granted pursuant to RSU agreements approved by the Compensation Committee. Upon settlement, the shares, their cash equivalent, or any combination thereof are delivered to the recipient. No cash consideration is required to be paid by the recipient in connection with the grant of a RSU. Each award of RSUs is generally subject to vesting tied to length of service or attainment of performance goals and may be settled immediately upon vesting or on a deferred basis. Dividend equivalents may be credited in respect of shares covered by a RSU award.
RSU awards granted under the 2005 Plan must have a vesting schedule of at least three years if vesting is not tied to the attainment of performance goals, or at least one year if vesting is tied to the attainment of performance goals, subject to acceleration in the event of the recipient's termination of employment as a result of death, disability or retirement. The 2013 Plan does not require a minimum vesting period for awards granted under the plan.
Performance Cash Awards
The Compensation Committee may grant awards of cash to participants, which awards are subject to the achievement of performance goals to be determined by the Compensation Committee. The Compensation Committee also reserves the right to grant cash awards outside of the 2013 Plan.
Performance-Based Compensation
The 2013 Plan is designed to allow the Compensation Committee to issue restricted stock, RSUs, and performance cash awards that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, if certain conditions are met. This qualification protects our ability to fully deduct compensation in excess of $1 million paid to certain of our executive officers. Accordingly, the Compensation Committee may structure restricted stock, RSUs, and performance cash awards so that they are only granted or vest upon the attainment of certain pre-established objective performance goals.

The performance criteria that may be used by the Compensation Committee for awards of restricted stock, RSUs, or performance cash awards intended to qualify as “performance-based compensation” under Section 162(m) consist of:

•	Revenue	•	Cash flow per Share
•	Gross profit	•	Return on equity
•	Operating expenses	•	Return on assets
•	Earnings before interest, taxes, depreciation and amortization (EBITDA);	•	Return on capital
•	Operating income	•	Growth in assets
•	Income from operations;	•	Economic value added
•	Income before income taxes and minority interests	•	Share price performance
•	Net income	•	Total stockholder return
•	Net income per diluted Share	•	Improvement or attainment of expense levels
•	A change in accounts receivable or inventory, or a change in another combination of assets and/or liabilities	•	Market share or market penetration
•	Cash flow	•	Business expansion, and/or acquisitions or divestitures
To the extent a performance award is not intended to comply with Section 162(m) of the Code, the Compensation Committee may select other measures of performance. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or one or more relevant indices.
The plan administrator may adjust the results under any performance criterion to exclude any of the following events: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs; (e) extraordinary, unusual or non-recurring items; (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings, or (g) statutory adjustments to corporate tax rates.
Approval of this Proposal 2 will constitute approval of the foregoing performance criteria as required under Section 162(m).
Changes in Capitalization
In the event that there is a specified type of change in our capital structure without Maxwell's receipt of consideration, such as a stock split, appropriate adjustments will be made to (a) the maximum number and kind of shares reserved for issuance under the 2013 Plan, (b) the maximum number and kind of shares subject to stock awards that can be granted to a participant in a calendar year, and (c) the number and kind of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions
In the event that the Company is a party to a merger, consolidation, or a change in control transaction, all outstanding stock awards will be governed by the terms of the definitive transaction agreement or in a manner determined by the plan administrator. Such treatment may include any of the following actions with respect to each outstanding stock award:

•	the continuation, assumption, or substitution of a stock award by a surviving corporation or its parent company;

•	the cancellation of options and SARs, provided that participants be given an opportunity to exercise their awards prior to the closing of the transaction;

•	the acceleration of the vesting of a stock award followed by its termination prior to the closing of the transaction;

•
the cancellation of options and SARs in exchange for a payment equal to the excess, if any, of (a) the value of the property the participant would have received upon exercise of the vested portion of the stock award over (b) the exercise price otherwise payable in connection with the stock award; or

•	the cancellation of stock units in exchange for a payment equal to the value that the holder of each share of common stock receives in the transaction.
For this purpose, a change in control transaction includes:

•	any person acquiring beneficial ownership of more than 50% of our total voting power;

•	the sale or disposition of all or substantially all of our assets; or

•	any merger or consolidation of the company where our voting securities represent 50% or less of the total voting power of the surviving entity or its parent.
The plan administrator is not obligated to treat all stock awards, or portions thereof, in the same manner.
Amendment and Termination
The 2013 Plan will terminate upon the earliest of (a) the date determined by the Board, (b) the date on which all shares available for issuance thereunder have been issued, or (c) ten years from the date of adoption of the 2013 Plan by the shareholders, which if the plan is approved at this Annual Meeting will be December 11, 2023.
The Board may at any time alter, suspend or terminate the 2013 Plan. However, the Board may not, without stockholder approval, amend the 2013 Plan to:

•	materially increase the number of shares issuable thereunder;

•	materially expand the class of individuals eligible to receive stock awards;

•	materially increase the benefits accruing to participants or materially reduce the price at which common stock may be issued or sold;

•	materially extend its term;

•	expand the types of awards available for issuance; or

•	permit any transactions currently prohibited under the 2013 Plan to reprice outstanding stock awards.
Federal Income Tax Consequences of Awards Granted under the 2013 Plan
The following is a general summary as of the date of this proxy statement of the U.S. Federal income tax consequences to participants and the Company with respect to stock awards granted under the 2013 Plan. This summary does not address state, local or foreign tax treatment, which may vary from the U.S. Federal income tax treatment. In any event, each participant should consult his or her own tax advisor as to the tax consequences of particular transactions under the 2013 Plan.
Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of an incentive stock option as described in Section 422(b) of the Code (ISO), and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income in the year of exercise.
If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.
Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of a stock option not described in Sections 422 or 423 of the Code (NSO). The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.
Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. A participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.
RSUs. In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income (subject to withholding if the recipient is an employee or former employee) equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU award.

SARs. In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.
Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and SARs are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of our common stock at the time the option or SAR was granted. RSUs are generally exempt from Section 409A if they are settled within two and one half months after the end of the later of (a) the end of our fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax in addition to the federal income tax at the participant's usual marginal rate for ordinary income. An additional tax of either 5% or 20% may apply for employees that are residents of California.
Tax Treatment of the Company. The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the 2013 Plan. As described herein, Section 162(m) of the Code may limit the deductibility of awards granted under the 2013 Plan.
Section 162(m) Considerations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer and up to three other highest compensated executive officers (other than the chief financial officer) other than performance based compensation. Stock options and SARs, are considered performance based compensation and will be exempt from this limitation if, among other requirements, (a) the exercise price is at least 100% of the fair market value of the underlying stock on the date the option or SAR is granted and (b) the plan under which the options are granted is approved by the stockholders and contains a limit on the number of options or SARs granted to any one individual under the plan during a specified period. Various other rules apply with regard to independence of Compensation Committee members and the procedures that must be followed by the committee in connection with performance-based awards that may be fully deducted under Section 162(m). Other stock awards, such as restricted stock and RSUs, must vest only upon the achievement of objective performance goals established in writing by the Compensation Committee while the outcome is substantially uncertain, the material terms of which have been approved by the stockholders, in order to qualify as performance-based compensation and be exempt from this limitation, as well as be granted under a plan and by a compensation committee that complies with these rules. The 2013 Plan includes certain annual limits, as described above, on the number of shares that may be granted to an individual under options, SARs, restricted stock, and RSU awards and the maximum number of dollars that may be granted under a performance cash award in order to comply with the Section 162(m) requirements until the first Annual Meeting of Stockholders in 2018. Restricted stock and RSUs granted under the 2013 Plan that vest solely based on continued service remain subject to the deduction limitations imposed by Section 162(m) of the Code.
Plan Benefits
Except as described below under “Compensation of Directors,” future awards to our directors, executive officers, employees and other eligible participants under the 2013 Plan are discretionary and therefore are not determinable at this time. However, in the first quarter of each year, each non-employee director receives an RSU award covering a number of shares determined by dividing $85,000 by the closing price of common stock on the date of grant, rounded up to the nearest whole share.
The table below shows the number of shares of common stock for which options, restricted stock and RSUs have been granted under the predecessor 2005 Plan between January 1, 2012 and December 31, 2012, as to each of the executive officers named in the Summary Compensation Table contained in this proxy statement in the section entitled “Executive Compensation,” each non-employee director, and the various indicated groups. To date, only stock options, restricted stock and RSUs have been granted under the predecessor 2005 Plan.

Name and Position	Number of Option Shares	Number of Shares of Restricted Stock	Number of RSU Awards
David J. Schramm President and Chief Executive Officer	—	37,240	—
Kevin S. Royal Senior Vice President, Chief Financial Officer, Treasurer and Secretary	—	15,046	—
George Kreigler III Former Senior Vice President, Chief Operating Officer	—	15,392	—
Van Andrews Former Senior Vice President, Sales and Marketing	—	12,188	—
All current executives as a group (four persons)	—	52,286	—
Robert Guyett	—	—	2,906
Jean Lavigne	—	—	2,906
Mark Rossi	—	—	2,906
Burkhard Goeschel, Ph.D.	—	—	2,906
Roger Howsmon	—	—	2,906
Yon Yoon Jorden	—	—	2,906
José L. Cortes	—	—	2,906
All current directors who are not executive officers as a group (seven persons)	—	—	20,342
All current employees, including current officers who are not executive officers, as a group	—	255,266	—
New Plan Benefits
As of October 4, 2013 no stock awards have been granted, and no shares have been issued, under the 2013 Plan.
The Board recommends that stockholders vote FOR approval of the Company’s 2013 Omnibus Equity Incentive Plan and approve for federal tax purposes the performance goals that may be used with respect to certain performance-based awards granted under the plan.

PROPOSAL 3
APPROVAL OF AMENDMENT AND RESTATEMENT OF THE
MAXWELL TECHNOLOGIES, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN

We seek stockholder approval of an amendment and restatement of our 2004 Employee Stock Purchase Plan, referred to in this proxy statement as the Purchase Plan, that will: (a) increase the number of shares available for issuance under the Purchase Plan by 500,000 shares; (b) extend the term of the Purchase Plan through September 28, 2033; and (iii) effect various technical revisions and improvements.
The Board adopted the amendment and restatement on September 28, 2013, subject to stockholder approval at the Annual Meeting.
The purpose of the amendment is to ensure that we will continue to have a sufficient reserve of shares available under the Purchase Plan to provide eligible employees of Maxwell and our participating subsidiaries (whether now existing or subsequently established) with the opportunity to purchase common stock by applying accumulated payroll deductions during semi-annual offering periods.
Vote Required for Approval and Recommendation of the Board
Approval of the aforementioned amendment and restatement of the Purchase Plan by the stockholders of the Company will require the affirmative vote of a majority of the shares of common stock voted on the matter. Under Delaware law and the Bylaws, abstentions are counted as votes cast, and therefore have the same effect as votes against approval of the Purchase Plan. However, if the amendment and restatement of the Purchase Plan is not approved by stockholders at the Annual Meeting, the Purchase Plan will continue in effect and shares will continue to be sold under the Purchase Plan as currently in effect, until all the shares available for issuance thereunder have been issued or until the plan terminates on its currently scheduled December 14, 2014 expiration date.
The Board recommends that stockholders vote FOR approval of the amendment and restatement of the Company's 2004 Employee Stock Purchase Plan.

Terms and Conditions of the Purchase Plan
The following is a summary of the principal features of the Purchase Plan, as most recently amended and restated, which is filed with the SEC as Appendix B to this proxy statement. The following summary does not purport to be a complete description of all provisions of the amended and restated Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to Investor Relations, Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123, or may access the document from the SEC's website at www.sec.gov.
Administration
The Purchase Plan is administered by our Compensation Committee. Such committee has the complete discretion to make all decisions regarding the Purchase Plan.
Share Reserve
The maximum number of shares of common stock reserved for issuance under the Purchase Plan is 1,000,000, consisting of the 500,000 shares originally approved for issuance plus the 500,000 additional shares that are part of this Proposal 3. As of October 4, 2013, 403,200 shares of common stock had been issued under the Purchase Plan, and 96,800 shares were available for future issuance. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of common stock or from shares of common stock reacquired by the Company.
Offering Periods and Purchase Rights
In general, shares of common stock are offered under the Purchase Plan through a series of consecutive offering periods of approximately six months in duration beginning on January 1 and July 1 of each year. On October 1, 2013, the Compensation Committee commenced a special offering period that is scheduled to end on December 31, 2013. Beginning January 1, 2014, a new six month regular offering period is scheduled to commence.
At the time an eligible employee elects to join an offering period under the Purchase Plan, he or she is granted a purchase right to acquire shares of common stock on the last trading date of an offering period scheduled for the last business day of June and December of each year, and all payroll deductions collected from the participant for the offering period are automatically applied to the purchase of common stock, subject to certain limitations. The next purchase date under the Purchase Plan is scheduled to occur on December 31, 2013.
Eligibility and Participation
Any individual who is in our employ or any participating subsidiary corporation (including any corporation that subsequently becomes a participating subsidiary at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan.
An individual who is an eligible employee on the first date of any offering period may join that offering period by delivering a subscription agreement prior to the commencement of an offering period.
As of October 4, 2013, approximately 364 employees, including three executive officers, were eligible to participate in the Purchase Plan.
Purchase Price
The purchase price of the common stock purchased on behalf of participants in the Purchase Plan on each purchase date is equal to 85% of the lesser of (a) the closing price of the common stock on the last trading day of the immediately preceding offering period, and (b) the closing price of the common stock on the last trading day during the current offering period. On October 4, 2013 the closing price per share of common stock as reported on the Nasdaq Global Market was $8.70.
Payroll Deductions and Stock Purchases
Normally, each participant may authorize periodic payroll deductions in any multiple of 1% up to a maximum of 10% of his or her total eligible cash compensation (base salary plus bonus, overtime and commissions) to be applied to the acquisition of common stock on the last trading day of each offering period. However, for the special offering period beginning October 1, 2013 and continuing through December 31, 2013, the Compensation Committee increased the maximum amount of authorized payroll deductions to 15% of each participant’s total eligible cash compensation during the offering period. Accordingly, on each such purchase date (the last business day in June and December of each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for that purchase date.
A participant may not increase his or her withholding rate during an offering period. However, a participant may decrease his or her withholding rate twice during an offering period, except that the second such change must reduce the withholding rate to zero.
Special Limitations
The Purchase Plan imposes certain limitations upon a participant's right to acquire common stock, including the following limitations:

•
Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•
Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of Maxwell or any of its affiliates.

•
No participant may purchase more than 50,000 shares of common stock on any purchase date. Prior to its most recent amendment and restatement, such limit was determined as 200% of the number of shares which would have been purchased if the purchase price were 85% of the trading price of the common stock on the last day trading day preceding the beginning of each offering period.

The Board has the discretionary authority, exercisable prior to the start of any offering period, to decrease the limitations to be in effect for the number of shares purchasable per participant on each purchase date during that offering period.
Termination of Purchase Rights
A participant may withdraw from the Purchase Plan at any time, and his or her accumulated payroll deductions will be refunded.

A participant's purchase right will immediately terminate upon his or her termination of employment or loss of eligible employee status. Any payroll deductions that the participant may have made for the offering period in which such termination of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.
Shareholder Rights
No participant has any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf and issued by the Company.
Changes in Capitalization
In the event any change is made to the outstanding shares of common stock because of any stock split, stock dividend, or other change in corporate structure effected without Maxwell's receipt of consideration, proportionate adjustments will be made to (a) the number of shares and price per share in effect under each outstanding purchase right, (b) the maximum number of shares issuable under the Purchase Plan, and (c) the maximum number of shares that may be purchased by a participant on a purchase date. Such adjustments will be made to prevent the dilution or enlargement of benefits under the Purchase Plan and the outstanding purchase rights thereunder, and such adjustments will be final, binding and conclusive.
Dissolution, Asset Sale, and Merger
In the event of a proposed dissolution, liquidation, asset sale or merger, the Board may determine whether to (a) terminate each offering period immediately, (b) permit purchases by employees then participating and on what basis prior to such transaction, or (c) allow the successor corporation to assume Maxwell's obligations under the Purchase Plan and substitute its own securities to be issued under the Purchase Plan.
Share Proration
Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under the Purchase Plan, the Board will make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to such individual, will be refunded.
Amendment and Termination
The Purchase Plan will terminate upon the earliest of (a) the date determined by the Board, (b) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights, or (c) twenty years from the date of adoption of the Purchase Plan by the shareholders, which if the plan is approved at this Annual Meeting will be December 11, 2033 (or December 14, 2014 if this Proposal 3 is not approved by our stockholders).
The Board may at any time alter, suspend or terminate the Purchase Plan. However, the Board may not, without shareholder approval, (a) increase the number of shares issuable under the Purchase Plan, (b) change the class of employees eligible to participate in the Purchase Plan, or (c) impose any other amendment for which stockholder approval is required by applicable law.
Plan Benefits
The following table shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the Purchase Plan between January 1, 2012 and December 31, 2012, the most recent purchase date, together with the weighted average purchase price paid per share:

Name and Position	Number of Purchased Shares (#)	Weighted-average Purchase Price ($)
David J. Schramm President and Chief Executive Officer	1,539	$5.58
Kevin S. Royal Senior Vice President, Chief Financial Officer, Treasurer and Secretary	—	—
George Kreigler III Former Senior Vice President, Chief Operating Officer	—	—
Van Andrews Former Senior Vice President, Sales and Marketing	—	—
All current executive officers as a group (2 persons)	1,539	$5.58
All employees as a group	108,990	$5.58

New Plan Benefits
As of October 4, 2013 no purchase rights have been granted, and no shares have been issued, on the basis of the increase to the share reserve of the Purchase Plan that forms part of this Proposal 3.
Federal Income Tax Consequences
The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of under Section 423 of the Internal Revenue Code. Under such a plan, no taxable income will be reportable by a participant and no deductions will be allowable to Maxwell, by reason of the grant or exercise of the purchase rights. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a disposition.
As the Purchase Plan is structured presently, upon sale or other disposition of the purchased shares, a participant will recognize ordinary income. If the shares were held for more than two years from the start of the offering period in which the shares were acquired, then the amount of ordinary income recognized will be equal to the lesser of (a) the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares, or (b) 15% of the fair market value of the shares at the start of the offering period in which the shares were purchased.
As the Purchase Plan is structured presently, if a sale or other disposition of the purchased shares is made within two years or less after the start of the offering period in which the shares were acquired, then the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. Maxwell will be entitled to an income tax deduction equal to the amount of income recognized. In no other instance will Maxwell be allowed a deduction with respect to the participant's disposition of the purchased shares.
Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the Purchase Plan.
The Board recommends that stockholders vote FOR the approval of the amendment and restatement of the 2004 Employee Stock Purchase Plan.

PROPOSAL 4
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
The Audit Committee of the Board of Directors has appointed BDO USA LLP as our independent registered public accounting firm (or “independent auditors”) to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2013. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Representatives of BDO USA LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.
The Board recommends that stockholders vote FOR the ratification of BDO USA LLP as our independent auditors for the fiscal year ending December 31, 2013.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees for professional services rendered by BDO USA LLP and McGladrey LLP, our former principal accountant, for 2012 and 2011 (in thousands):

	2012		2011
	BDO USA LLP (1)	McGladrey LLP	McGladrey LLP
Audit Fees	$1,200	$1,253	$734
Audit-Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees	—	—	—
Total	$1,200	$1,253	$734
______________

(1)	Fees paid to BDO USA LLP cover audits for the fiscal years ended December 31, 2012, 2011, and 2010. Fiscal years 2011 and 2010 had been previously audited by McGladrey LLP.
Audit Fees. Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s interim consolidated financial statements included in its Quarterly Reports on Form 10-Q, review of registration statements filed on Form S-3 and the audit of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees. We did not engage BDO USA LLP or McGladrey LLP for any audit-related services during the fiscal years ended December 31, 2012 and 2011.
Tax Fees. We did not engage BDO USA LLP or McGladrey LLP for professional services in connection with tax advice or tax planning during the fiscal years ended December 31, 2012 and 2011.
All Other Fees. We did not engage BDO USA LLP or McGladrey LLP for any other professional services for the fiscal years ended December 31, 2012 and 2011.

Audit Committee Pre-approval Policies and Procedures
The Audit Committee pre-approves all audit and permissible non-audit services prior to commencement of services. During fiscal year 2012, all services rendered by McGladrey LLP were pre-approved by the Audit Committee. Further, all services rendered by BDO USA LLP for the audits of the fiscal years ended December 31, 2012, 2011 and 2010 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE (1)
The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board. The members of the Audit Committee are Messrs. Guyett, Rossi and Schlotterbeck and Ms. Jorden. The Audit Committee recommends to the Board the selection of the Company’s independent auditors.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee monitors and oversees these processes on behalf of the Board.
In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements and the effectiveness of internal control over financial reporting with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T.
The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letters required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee discussed with the independent auditors the firm’s independence from the Company and its management.
Based on the Audit Committee’s discussions with management and the independent auditors as well as the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements for the year ended December 31, 2012 in the Company’s Annual Report on Form 10-K, filed with the SEC on August 1, 2013.
Submitted by the following members of the Audit Committee:
Robert Guyett (Chairperson)
Yon Yoon Jorden
Mark Rossi
David Schlotterbeck

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CORPORATE GOVERNANCE
Board Meetings and Committees
The Board is composed of nine members, eight of whom were determined by the Board to be independent within the meaning of the NASDAQ Global Market (“NASDAQ”) listing standards. These independent directors are Messrs. Rossi, Cortes, Guyett, Lavigne, Goeschel, Schlotterbeck and Howsmon and Ms. Jorden. Mr. Lavigne is not standing for reelection to the Board at the Annual Meeting; the decision to not stand for reelection is not a result of any disagreement with the Company. During the fiscal year ended December 31, 2012, the Board held eight meetings and each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member. The Company also encourages all members of the Board to attend the Company’s Annual Meeting of Stockholders. All active members of the Board at the time of the Company’s 2012 Annual Meeting of Stockholders were in attendance.
Stockholders may communicate with members of the Company’s Board by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at Maxwell Technologies, Inc., c/o Corporate Secretary, 3888 Calle Fortunada, San Diego, California 92123.
The Board also has established an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The following table sets forth the members of our board of directors and the committees of which each director is a member.

Name of Director	Audit	Compensation	Governance
Non-Employee Directors:
Robert Guyett	X*	X	X
Jean Lavigne		X	X
Mark Rossi	X	X*	X
Burkhard Goeschel, Ph.D.			X
Roger Howsmon		X
Yon Yoon Jorden	X		X*
David Schlotterbeck	X
José L. Cortes
Employee Director:
David J. Schramm

X = Committee member; * = Chair
Audit Committee
The Audit Committee oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new auditors to perform any proposed non-permissible audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Annual Report; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statement reviews. The Audit Committee held eight meetings during the fiscal year ended December 31, 2012.
All members of the Company’s Audit Committee are independent (as independence is defined in NASDAQ listing standards). Mr. Guyett and Ms. Jorden have been designated by the Board as the Audit Committee’s financial experts. The Audit Committee has adopted a written Audit Committee Charter available at the Company’s website at investors.maxwell.com.
Compensation Committee
The Compensation Committee approves the salaries and incentive compensation of employees and the compensation of directors, oversees the administration of the Company’s equity compensation plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee held seven meetings during the fiscal year ended December 31, 2012. All members of the Company’s Compensation Committee are independent of management (as independence is defined in the NASDAQ listing standards). The Compensation Committee has adopted a written Compensation Committee Charter available at the Company’s website at investors.maxwell.com.
Compensation Committee Interlocks and Insider Participation
None of the Company’s executive officers serves as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Board or Compensation Committee of Maxwell.
Governance and Nominating Committee
The Governance and Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof, monitors the function of the Board and its committees regarding overall effectiveness, composition and structure, establishes a process for monitoring compliance with the Company’s Standards of Business Conduct and Ethics and recommends board guidelines and policies for adoption by the Board. Recently, in 2012, the Governance and Nominating Committee was reconstituted from the Governance, Nominating and Strategy Committee, as strategy matters are addressed at the total board level. The Governance and Nominating Committee held four meetings during the fiscal year ended December 31, 2012.

The members of the Governance and Nominating Committee are independent of management (as independence is defined in the NASDAQ listing standards). The Governance and Nominating Committee has adopted a written Governance and Nominating Committee Charter which is available on the Company’s website at investors.maxwell.com.
When considering a potential candidate for membership on the Company’s Board, the Governance and Nominating Committee considers relevant business and other experience and demonstrated character and judgment as described in the Company’s Board Guidelines, which are posted on the Company’s website at investors.maxwell.com. There are no differences in the manner in which the Governance and Nominating Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a stockholder, as opposed to a candidate that is recommended for nomination for membership by the Governance and Nominating Committee and Board. The Governance and Nominating Committee has not received any recommended nominations from any of the Company’s stockholders in connection with the Annual Meeting.
In addition to the considerations described above, the Governance and Nominating Committee considers the composition of the Board in its evaluation of both candidates for Board membership as well as existing Board members. The Board believes that factors such as background, experience, independence, character, judgment, skills, diversity, age, race, gender and national origin as it relates to each individual Board member as well as the Board as a whole are important considerations in Board composition. The Governance and Nominating Committee believes that, as a group, the nominees above compliment the Board’s composition and bring a diverse range of backgrounds, experiences and perspectives to the Board’s deliberations.
The Governance and Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.4 of the Company’s Bylaws, which are posted on the Company’s website at investors.maxwell.com. The procedure provides that a timely notice relating to the nomination must be given in writing to the Secretary of the Company prior to the Annual Meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described under the section “Stockholder Proposals” in this Proxy Statement. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and include information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. Since our prior annual meeting, there have been no material changes to the procedures by which stockholders may recommend nominees to the Board.
Standards of Business Conduct and Ethics
The Company’s Standards of Business Conduct and Ethics apply to all of the Company’s employees, officers (including the Company’s chief executive officer, chief financial officer, controller and persons performing similar functions) and directors. The Company’s Standards of Business Conduct and Ethics is posted on the Company’s website at investors.maxwell.com in English, French, German and Chinese and can also be obtained free of charge by sending a request to the Company’s Corporate Secretary at Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123. Any changes or waivers of the Standards of Business Conduct and Ethics for the Company’s Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions will be disclosed on the Company’s website.
Board Leadership Structure and Role in Risk Oversight
Our Board separates the positions of Chairperson of the Board and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairperson, particularly as the Board’s oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as Chairperson is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.
The Board is responsible for oversight of the Company’s risk management process. The entire senior management of the Company is responsible for risk assessment activities including, identifying, prioritizing and managing risks as well as reporting and communicating on such risk management activities to the Board of Directors. A Chairperson that is independent of management adds another layer of insight to the risk assessment process by bringing a broad perspective on the Company’s goals and strategic objectives.
As part of its oversight of our Company’s executive compensation programs, the Compensation Committee considers the impact of the programs, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the Compensation Committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk assumption, to determine whether they present a significant risk to our Company.

The Compensation Committee has concluded that, for all employees, our Company’s compensation programs do not encourage excessive risk and are not likely to have a material adverse effect on the Company for the following reasons:

•
The Compensation Committee retains a degree of discretion with respect to our annual cash incentive bonus program, and uses multiple performance objectives in that program, which minimizes the risk that might be posed by the short-term variable component of our compensation programs; and

•
The long-term incentive component of our equity compensation program, which includes the grant of restricted stock with service and performance-based vesting conditions, provides employees with an incentive to increase the value of our stock while also exposing them to downside risk, thereby encouraging behaviors that support sustainable value creation.

Compensation of Directors
For the fiscal year ended December 31, 2012, non-employee directors of the Company received compensation for services provided as a director in the form of cash and equity compensation. For services in 2012, each board member received an annual cash retainer of $50,000. In addition, the chairperson of the Board and each of the chairpersons of the committees of the Board received additional annual cash compensation as follows: $20,000 to the Chairperson of the Board; $12,000 to each of the chairpersons of the Audit Committee and Compensation Committee; and, $10,000 to the Chairperson of the Governance and Nominating Committee. Further, each member of the committees of the Board, who does not also serve as the chairperson of a committee, received the following annual cash compensation: $6,000 to each member of the Audit Committee and the Compensation Committee; and, $5,000 to each member of the Governance and Nominating Committee.
In addition to the cash compensation described above, each Board member receives annual compensation in the form of a restricted stock unit (“RSU”) award. In the first quarter of 2012, each non-employee director received an RSU award under the 2005 Omnibus Equity Incentive Plan covering a number of shares of our common stock determined by dividing $60,000 by the closing price of our common stock on the date of grant, rounded up to the nearest whole share. Beginning in 2013, non-employee directors receive an annual RSU award based on a value of $85,000, increased from $60,000 in 2012.
In addition to the annual RSU awards described above, directors are eligible to receive additional equity-based awards under our equity compensation plan at the time of their election or appointment, or on a discretionary basis from time to time as determined by the Compensation Committee. If our stockholders approve the 2013 Omnibus Equity Incentive Plan, directors will be limited to stock awards covering 30,000 shares in any calendar year, except that a director may receive a stock award covering 60,000 shares in the calendar year in which he or she is initially appointed to the Board.
The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during fiscal year 2012, other than a director who also served as our chief executive officer and did not receive any compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (8) ($)		Total ($)
Robert Guyett	73,000	(1)	60,000	(9)	133,000
Jean Lavigne	61,000	(2)	60,000	(10)	121,000
Mark Rossi	93,000	(3)	60,000	(11)	153,000
Burkhard Goeschel, Ph.D.	55,000	(4)	60,000	(12)	115,000
José L. Cortes	50,000	(5)	60,000	(13)	110,000
Roger Howsmon	56,000	(6)	60,000	(14)	116,000
Yon Yoon Jorden	66,000	(7)	60,000	(15)	126,000
____________

(1)
Mr. Guyett is the Chairperson of the Audit Committee and a member of the Compensation Committee and the Governance and Nominating Committee. This amount includes cash compensation earned in 2012, as described above.

(2)	Mr. Lavigne is a member of the Compensation Committee and the Governance and Nominating Committee. This amount includes cash compensation earned in 2012, as described above.

(3)
Mr. Rossi is the Chairperson of the Board and the Compensation Committee and is also a member of the Audit Committee, and the Governance and Nominating Committee. This amount includes cash compensation earned in 2012, as described above.

(4)	Dr. Goeschel is a member of the Governance and Nominating Committee. This amount includes cash compensation earned in 2012, as described above.

(5)	This amount includes cash compensation earned in 2012, as described above.

(6)	Mr. Howsmon is a member of the Compensation Committee. This amount includes cash compensation earned in 2012, as described above.

(7)	Ms. Jorden is Chairperson of the Governance and Nominating Committee and a member of the Audit Committee. This amount includes cash compensation earned in 2012, as described above.

(8)
The amounts in this column represent the grant date fair value of equity awards granted during the year ended December 31, 2012. The amounts for each director consist of 2,906 restricted stock units granted to each of the directors on February 8, 2012 with a grant date fair value of $60,000 per director.

(9)	As of December 31, 2012, Mr. Guyett held 3,000 stock options, all of which were vested and exercisable, and 2,906 unvested restricted stock units.

(10)	As of December 31, 2012, Mr. Lavigne held 14,000 stock options, all of which were vested and exercisable, and 2,906 unvested restricted stock units.

(11)	As of December 31, 2012, Mr. Rossi held 3,000 stock options, all of which were vested and exercisable, and 2,906 unvested restricted stock units.

(12)	As of December 31, 2012, Dr. Goeschel held 10,000 stock options, all of which were vested and exercisable, and 2,906 unvested restricted stock units.

(13)	As of December 31, 2012, Mr. Cortes held 18,000 stock options, all of which were vested and exercisable, and 2,906 unvested restricted stock units.

(14)	As of December 31, 2012, Mr. Howsmon held 2,906 unvested restricted stock units.

(15)	As of December 31, 2012, Ms. Jorden held 2,906 unvested restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each director of the Company, (iii) each of the named executive officers, which includes our current Chief Executive Officer and Chief Financial Officer and our former Chief Operating Officer and Senior Vice President of Sales and Marketing, and (iv) all current directors and named executive officers of the Company as a group. Information for the officers and directors is as of October 4, 2013. The address for each individual is 3888 Calle Fortunada, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% or Greater Beneficial Ownership	Number of Shares (1)		Percentage of Total (2)
Guggenheim Capital, LLC	4,407,530	(3)	14.87%
227 West Monroe, Suite 4900, Chicago, IL 60606
Van Den Berg Management, Inc.	2,078,801	(4)	7.01%
805 Las Cimas Parkway, Suite 430, Austin, TX 78746
Blackrock, Inc.	1,652,421	(5)	5.57%
40 East 52nd Street, New York, NY 10022
The Vanguard Group	1,505,052	(6)	5.08%
100 Vanguard Blvd., Malvern, PA 19355
	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares (1)		Percentage of Total (2)
José L. Cortes	1,229,394	(7)	4.15%
David J. Schramm	484,832	(8)	1.63%
Kevin S. Royal	189,099	(9)	*
Mark Rossi	127,570	(10)	*
Robert Guyett	89,570	(11)	*
Jean Lavigne	53,570	(12)	*
Van Andrews (12)	36,811	(13)	*
George Kreigler III (13)	44,340	(14)	*
Burkhard Goeschel, Ph.D.	40,903	(15)	*
Roger Howsmon	37,903	(16)	*
Yon Yoon Jorden	36,903	(17)	*
David L. Schlotterbeck	25,000	(18)	*
All current directors and named executive officers as a group (10 persons)	2,314,744	(19)	7.74%
___________

*	Less than one percent.

(1)
Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)
Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 4, 2013 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 29,641,276 shares of common stock outstanding on October 4, 2013.

(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Guggenheim Capital, LLC on February 14, 2013.

(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Van Den Berg Management, Inc. on February 14, 2013.

(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by Blackrock, Inc. on February 11, 2013.

(6)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G filed with the SEC by The Vanguard Group on February 13, 2013.

(7)
Consists of (a) 1,183,824 shares of common stock held by Montena, SA, (b) 32,570 shares of common stock held directly, (c) options to purchase 8,000 shares of common stock and (d) 5,000 shares of common stock held by Mr. Cortes’ mother-in-law. Mr. Cortes is a principal in Montena, SA. Mr. Cortes may be deemed to exercise voting and investment power over the shares owned by Montena, SA. Mr. Cortes disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(8)
Consists of (a) options to purchase 150,000 shares of common stock, (b) 142,789 shares held in a Family Trust, (c) 52,567 shares of unrestricted common stock held directly, (d) 126,076 shares of restricted stock, (e) 12,800 shares of common stock held by an IRA and (f) 600 shares of common stock held by an IRA of Mr. Schramm’s wife.

(9)	Consists of (a) options to purchase 100,000 shares of common stock, (b) 37,790 shares of unrestricted common stock held directly and (c) 51,309 shares of restricted stock.

(10)	Consists of (a) 124,570 shares of common stock held directly and (b) options to purchase 3,000 shares of common stock.

(11)	Consists of (a) 86,570 shares of common stock held in a Family Trust and (b) options to purchase 3,000 shares of common stock.

(12)	Consists of (a) 45,570 shares of common stock held directly and (b) options to purchase 8,000 shares of common stock.

(13)
Mr. Andrews' employment with the Company terminated on March 1, 2013. Consists of 36,811 shares of common stock held directly. This information beneficial ownership is based on the last Form 4 that the Company filed on behalf of Mr. Andrews.

(14)
Mr. Kreigler's employment with the Company terminated on April 6, 2012. Consists of 44,340 shares of common stock held directly. This information beneficial ownership is based on the last Form 4 that the Company filed on behalf of Mr. Kreigler.

(15)	Consists of (a) 30,903 shares of common stock held directly and (b) options to purchase 10,000 shares of common stock.

(16)	Consists of (a) 36,903 shares of common stock held directly and (b) 1,000 shares of common stock held by an IRA.

(17)	Consists of 36,903 shares of common stock held directly.

(18)	Consists of 25,000 shares of unrestricted common stock held directly.

(19)	Includes options to purchase 282,000 shares of common stock which are currently exercisable or are exercisable within 60 days of October 4, 2013.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC, and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent (10%) stockholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and the written representations of our executive officers, directors and greater than ten percent (10%) stockholders, we have determined that no person was delinquent with respect to reporting obligations as set forth in Section 16(a) of the Exchange Act, except one Form 4 filed late on behalf of Mr. Andrews in February 2013.

PROPOSAL 5
ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
The Board of Directors of the Company is providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This advisory stockholders vote, commonly known as an annual “say-on-pay” vote, provides stockholders with the opportunity to endorse or not endorse the Company’s fiscal 2012 executive compensation programs and policies and the compensation paid to the named executive officers as discussed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure below.
As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our goal is to maintain compensation programs that will fairly compensate our officers and employees, attract and retain qualified employees who are able to contribute to the long-term success of the Company, incent future performance towards clearly defined corporate goals, and align employees’ long-term interests with those of the Company’s stockholders. We believe our compensation policies and procedures demonstrate a strong link between pay and performance.
Vote Required for Approval and Recommendation of the Board
Because say-on-pay votes are advisory and non-binding, voting results cannot overrule any decisions made by the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.
The Board recommends that stockholders vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

EXECUTIVE COMPENSATION
The executive officers of the Company, their positions with the Company and experience are set forth below.

Name	Age	Position(s)
David J. Schramm	64	President, Chief Executive Officer and Director
Kevin S. Royal	49	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Van Andrews	62	Former Senior Vice President, Sales and Marketing
The officers of the Company hold office at the discretion of the Board. During the fiscal year ended December 31, 2012, the officers of the Company devoted substantially all of their business time to the affairs of the Company for the period in which they were employed, and they intend to do so during the fiscal year ending December 31, 2013.
Background
David J. Schramm
David J. Schramm joined Maxwell as President and CEO, and was appointed a director, in July 2007. Mr. Schramm has announced that he will retire from his position as President, CEO and Director effective as of December 31, 2013; however it is anticipated that Mr. Schramm will continue to serve in a consulting role for a period of two years following his retirement. Prior to joining Maxwell, he spent the majority of his business career in a series of senior management and engineering positions with General Motors. He started his career with the Packard Electric Division of General Motors and held several managerial positions while at Packard Electric in Warren, Ohio. Continuing his tenure with General Motors, Mr. Schramm then spent three years in the United Kingdom where he was the Managing Director for companies in both Ireland and England. Following his time in the United Kingdom, Mr. Schramm was the president and CEO of a wholly owned subsidiary of General Motors based in California, Packard Hughes Interconnect, a manufacturer of highly reliable interconnect components for the aerospace industry. From 2001 to 2006, he was president and chief executive officer of Arrowhead Products Corp., a leading supplier of specialty systems to the aerospace and automotive industries. During his tenure at Arrowhead, Mr. Schramm led the acquisition of operations in Italy, France and Poland, and also opened a facility in South Africa. Just prior to joining Maxwell, he was president and chief executive officer of EADS North America Defense Test and Services, the U.S. subsidiary of the corporate parent of Airbus.
Kevin S. Royal
Kevin S. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. From May 2005 until he joined Maxwell, he was senior vice president and chief financial officer of Blue Coat Systems, Inc., a previously Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, he held a series of senior finance positions, culminating with his appointment as vice president and chief financial officer of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before he joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a certified public accountant. He also serves as a director of a private company.
Van Andrews
Mr. Andrews resigned his employment with the Company effective March 1, 2013. Van Andrews joined Maxwell in February 2010 as Vice President of Sales. In October 2010, Mr. Andrews was promoted to Senior Vice President, Sales and Marketing. He is an experienced technology executive who has worked at several companies with global presences and both direct and indirect distribution channels. Most recently, from 2005 to 2007, he was vice president of North American sales of D-Link Corp, the global leader in networking and data communications solutions headquartered in Asia. Previously, he was president and chief executive officer of U.S. Robotics, a privately held provider of networking products located in Chicago, IL. In addition, he served as general manager of Toshiba America Information Systems' Computer Systems Division for nearly eight years from 1991 to 1998.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis reviews and discusses our compensation programs and policies for our executive officers who are required to be named in our Summary Compensation Table under the rules of the Securities and Exchange Commission. This Compensation Discussion and Analysis, which should be read together with the compensation tables and related disclosures included below, also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation decisions and programs.
Compensation Philosophy and Objectives
We recognize that our success depends to a great degree on the integrity, knowledge, creativity, and skill of our employees. Toward this end, we try to design our compensation and benefits programs in order to attract, retain and motivate talented, highly qualified and committed executive officers who will pursue the achievement of our business goals and who embody our corporate values. In doing so, we strive to make use of multiple performance measures designed to keep our executive officers focused on and committed to accomplishing our long-term business objectives, while offering sufficient fixed compensation to remain competitive within our industry and similarly-sized organizations.
Accordingly, the principal objectives of our executive compensation programs are:

•	attracting, retaining, and motivating talented and experienced executives who are able to contribute to our long-term, sustainable success;

•	rewarding executives whose knowledge, skills, and abilities demonstrably contribute to our success; and

•	incenting our executives to achieve clearly defined corporate goals.
As the Compensation Committee makes its decisions regarding the Company's executive compensation programs each year, the Committee reviews individual, departmental and Company performance against individual, departmental and Company goals, and considers such qualitative and subjective factors as determined appropriate, all as discussed in more detail below. The Committee believes that long-term stockholder value is best enhanced by setting critical performance objectives and providing compensation opportunities that effectively reward management for achievement of these objectives. The Compensation Committee believes the Company's compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our employees' interests with those of our stockholders.
Each year, we provide our stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay vote”). At the 2012 Annual Meeting, a substantial majority, or 95.7%, of the votes cast on the advisory say-on-pay proposal were voted in favor of the proposal. Accordingly, the Compensation Committee did not implement material changes to our executive compensation programs in 2012. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the named executive officers.
Compensation Consultant
The Compensation Committee engages in a comprehensive review and analysis of our executive compensation programs each year, normally in the first quarter of each calendar year prior to the annual administration of compensation changes, which typically occurs in February. As part of this comprehensive review, the Compensation Committee retains an independent compensation advisor to advise the Committee in matters regarding the compensation of our executive officers. The Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to assist the Committee in determining executive compensation levels for 2012, in part because of its substantial experience providing independent advice regarding compensation matters to boards of directors of public companies.
The Compensation Committee instructs the compensation consultant to provide relevant market data against which to evaluate our existing compensation arrangements with our executive officers. In consideration of the compensation consultant’s analysis, as well as other factors described below, the Compensation Committee makes changes to the compensation of our executive officers which changes, if any, typically become effective following the compensation analysis, typically in February of each year.
In compliance with the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Global Market pending disclosure requirements regarding the independence of compensation consultants, Meridian provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of Meridian and the partners, consultants, and employees who service the Compensation Committee on executive compensation matters and governance issues.

2012 Executive Compensation Review Process
Meridian assisted the Compensation Committee with the evaluation of 2012 executive compensation changes. Meridian helped the Compensation Committee to identify the following companies in the battery, cleantech, technology, and manufacturing industries with similar revenues and/or market capitalizations to form the peer group of public companies against which our executive compensation programs were reviewed, compared, and evaluated:

•	A123 Systems, Inc.	•	Energy Conversion Devices, Inc.
•	Applied Signal Technology, Inc.	•	Evergreen Solar, Inc.
•	ATMI, Inc.	•	FuelCell Energy, Inc.
•	AZZ, Inc.	•	II-VI, Inc.
•	Capstone Turbine Corp.	•	Mercury Computer Systems, Inc.
•	DDI Corp.	•	Radisys Corp.
•	Echelon Corp.	•	SL Industries, Inc.
•	Electro Scientific Industries, Inc.	•	Spectrum Control, Inc.
•	Emulex Corp.	•	Ultralife Corp.
•	Ener1, Inc.	•	Zygo Corp.
The peer group selected in 2012 remains the same as the peer group selected in 2011. The compensation consultant compared our 2011 executive officer compensation programs on a percentile basis against data from the peer group. For Mr. Schramm, our Chief Executive Officer, these comparisons generally revealed that his base salary, target annual bonus, total target cash compensation, and long-term incentive compensation were each above the 50th percentile of the peer group, thereby leaving total target compensation above the 50th percentile of the peer group. For Messrs. Royal and Kreigler, these comparisons revealed base salary above the 50th percentile of the peer group, and target annual bonus below the 50th percentile of the peer group, thereby leaving total target cash compensation above the 50th percentile of the peer group. Further, for Messrs. Royal and Kreigler, target long-term incentive compensation was significantly below the 50th percentile of the peer group, thereby leaving total target compensation below the 50th percentile of the peer group. For Mr. Andrews, this comparison revealed that his base salary, target annual bonus, total target cash compensation, and long term incentive compensation were each below the 50th percentile of the peer group, thereby leaving total target compensation below the 50th percentile of the peer group.
In consideration of the compensation consultant's analysis undertaken in late 2011 through early 2012, the Compensation Committee decided to set total target compensation at or near the 50th percentile of the selected peer group for all executive officers effective in February 2012. The executive compensation amounts resulting from these changes are set out below under the heading Components of Compensation.
Role of the Compensation Committee and Management in Setting Executive Compensation
As the manager of the executive team, our CEO assesses the contributions of other executives to the Company’s performance and results, and makes a recommendation to the Compensation Committee with respect to any increase in salary, cash bonus and annual equity incentive award for each executive officer other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. While the Compensation Committee considers the CEO’s recommendations, it need not adopt these recommendations and may adjust them as it determines appropriate. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions and determines any changes in his compensation in an executive session when he is not present.
The Company’s management team and human resources group also support the Compensation Committee in fulfilling its responsibilities by gathering information and performing administrative tasks.
Components of Compensation
Compensation paid to the Company’s named executive officers consists of base salary, annual cash incentive bonuses, equity incentive awards, certain contractual severance and change in control benefits, and certain perquisites.
Base Salary. We provide base salary to our executive officers to compensate them for services rendered on a day-to-day basis during the fiscal year and to provide sufficient fixed cash compensation to allow the officers to focus on their ongoing responsibilities. In determining the base salary of executive officers, the Compensation Committee considers a variety of factors, including recommendations of the CEO (other than with respect to his own salary), the executive’s level of responsibility and individual performance, and the salaries of similar positions in the Company and in comparable companies. Adjustments to base salaries are typically made effective following a review of executive compensation by the Compensation Committee in the first quarter of each year, and reflect the Compensation Committee’s evaluation of each named executive officer’s performance for the prior fiscal year.
In February 2012, the Compensation Committee approved compensation changes that resulted in base salaries for our executive officers as follows:

Name	Principal Position	Prior Base Salary ($)	New Base Salary ($)	Percentage Increase
David J. Schramm	President, Chief Executive Officer and Director	495,000	512,325	3.5%
Kevin S. Royal	Senior Vice President, Chief Financial Officer, Treasurer and Secretary	311,100	322,922	3.8%
George Kreigler III	Former Senior Vice President, Chief Operating Officer	318,270	326,863	2.7%
Van Andrews	Former Senior Vice President, Sales and Marketing	252,000	277,200	10.0%

Mr. Schramm's base salary was increased by a percentage consistent with our normal, budgeted salary increases for 2012. Mr. Royal's base salary was increased slightly more in order to bring his total target compensation closer to that of the 50th percentile of the peer group. Mr. Kreigler's base salary adjustment was slightly more modest, based on the degree by which his existing salary already exceeded that of the 50th percentile of the peer group. Mr. Andrews' base salary was increased significantly in 2012 because the compensation consultant’s study showed that his base salary was significantly lower than the targeted 50th percentile of the peer group data. Following the change in salary noted above, Mr. Andrews' salary was at the 50th percentile of the peer group.
Annual Performance-based Cash Bonuses. Annual cash bonuses are used to reward our executive officers for the achievement of short-term Company performance goals. The program is based on achievement of annual performance targets that are established each year, and are subject to adjustment as the Compensation Committee deems appropriate. The Company’s targets and objectives consist of short-term operating, strategic and financial goals that, in turn, further our long-term business objectives and build stockholder value. Final calculation of the Company’s performance and determination and payment of the awards is made as soon as is practicable after completion of the Company’s fiscal year.
The 2012 incentive bonus program for our named executive officers consisted of three components related to the achievement of certain operating metrics set forth in the Company’s 2012 operating plan as follows: 50% of the target bonus amount related to the achievement of revenue of $202.5 million, 25% related to the achievement of non-GAAP (explained below) gross profit of $84.3 million, and 25% related to the achievement of non-GAAP operating income of $18.9 million. Non-GAAP gross profit and operating income are determined by excluding certain non-recurring and non-cash items from actual financial results prepared under U.S. Generally Accepted Accounting Principles (“GAAP”). Specifically, for 2012, these non-GAAP measures excluded non-cash stock-based compensation expense. Generally, non-GAAP measures would exclude the impact of significant non-cash and/or non-recurring expenses, such as legal settlements and the impact of significant legal expenses related to legal matters. For 2012, annual cash bonuses were to be paid at 100% of target if operating metrics were achieved, and would be paid on a sliding scale from zero to 150% of target if the actual results achieved were higher or lower than the target. For 2012, annual cash bonuses were to be paid only if performance with respect to each of the foregoing operating metrics is above a specified threshold. Payment for performance above the target amount of each operating metric is possible in the event of overachievement. For each operating metric, achievement of the target equates to 100% of the bonus payout with a maximum bonus payout of 150% for overachievement. Underachievement below the floor of 90% of each of the operating metric results in no target payout. In the event of any over- or under-achievement, straight-line interpolation is applied.
Per the terms of their employment agreements, Mr. Schramm was eligible to earn a target bonus of 100% of his base salary, and Messrs. Royal and Kreigler were each eligible to earn a target bonus of 50% of their respective base salaries. Although Mr. Andrews did not have an employment agreement with the Company, the Compensation Committee determined his 2012 target bonus eligibility to be 50% of his base salary.
For 2012, the Company achieved revenues of $159.3 million, and after applying adjustments to arrive at the non-GAAP financial measures described above, the Compensation Committee determined 2012 non-GAAP gross profit of $65.8 million and 2012 non-GAAP operating income of $12.8 million. Based on the application of the sliding scale described above, no annual performance-based bonuses were paid to our named executive officers, as none of the three performance metrics described above were achieved in 2012 at a level that results in payment under our bonus structure.

Equity Incentive Awards. Stock-based awards are intended to create an opportunity for employees of the Company to acquire an equity ownership interest in the Company and are our primary form of long-term incentive compensation. An effective equity component within total compensation maintains an alignment between the interests of executive officers and stockholders by allowing executives to participate in the long-term appreciation of our stockholder value, while reducing the economic benefit of such awards in the event that we do not perform well. Additionally, our equity incentive awards provide an important retention tool, as they are generally subject to multi-year vesting conditions.
Beginning in 2011, in order to improve the management of stockholder dilution and reduce the consumption of our equity award pool, the Compensation Committee decided to grant only restricted stock awards, rather than a mix of restricted stock and stock options, as part of our annual equity compensation program. For executive officers, the vesting of restricted stock awards is tied partially to continuous service and partially to performance-based vesting criteria conditioned on achievement of specific Company performance milestones. In February 2012, the Company granted restricted share awards to our named executive officers, with 50% of the share awards vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain financial targets within the next three fiscal years. These financial targets relate to the achievement of a specified annual revenue target, on which vesting of 25% of the share awards is contingent, and the achievement of a specified annual net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 25% of the share awards is contingent. The financial targets to which vesting of these restricted awards is tied are based on our 2014 financial projections and business plan. We consider our 2014 annual revenue and net profit after tax targets to be confidential. Revealing specific objectives at this time would provide competitors and other third parties with insights into the Company’s confidential business plans and longer-term strategies, thereby causing competitive harm. At the time of grant, the Compensation Committee believed these financial targets could be attained by the end of the three-year performance period based on the expected growth trajectory of the Company, along with focused efforts by our executive officers, and in the absence of significant changes in economic conditions. Non-GAAP net profit after tax excludes certain items, including stock-based compensation expense, and other non-cash or non-recurring items. These milestones must be achieved by December 31, 2014, or the awards will be canceled and the underlying shares forfeited to the Company. Pursuant to these awards, in February 2012, Mr. Schramm was granted 37,240 restricted shares; Mr. Royal was granted 15,046 restricted shares; Mr. Kreigler was granted 15,392 restricted shares; and Mr. Andrews was granted 12,188 restricted shares.
In February 2013, the Compensation Committee approved restricted share awards to our named executive offices, with vesting of 50% of the shares awarded tied to continuous service and vesting of the remaining 50% of the shares awarded tied to performance-based vesting criteria.  Pursuant to the service-based shares awarded, Mr. Schramm was granted 33,896 restricted shares; Mr. Royal was granted 13,735 restricted shares; and Mr. Andrews was granted 11,790 restricted shares.  Pursuant to the performance-based shares awarded, Mr. Schramm was granted 33,897 restricted shares at target achievement; Mr. Royal was granted 13,735 restricted shares at target achievement; and Mr. Andrews was granted 11,790 restricted shares at target achievement.  The performance-based awards also provide for possible overachievement resulting in the potential for each executive to earn a maximum of 200% of at-target shares.  Mr. Andrews’ employment with the Company terminated on March 1, 2013, and all of these shares awarded in February 2013 were canceled.
Severance, Change in Control and Other Post-Employment Programs. With respect to stock options and restricted stock awards, the Company has provided for the acceleration of vesting for certain executive officers upon the occurrence of certain events, including termination of employment due to death or disability, termination without cause or resignation following certain triggering events after a change in control of the Company. The Company further provides for acceleration of vesting of restricted stock awards upon a change in control, including for awards subject to performance milestones. The Compensation Committee believes that these accelerated vesting provisions are necessary to provide a competitive compensation package, and to keep executives focused on their responsibilities during uncertain times caused by a change in control. The agreements between the Company and its named executive officers are described more fully in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” discussed below.
In 2012, the Compensation Committee did not make any changes to the executive officers’ severance or change in control-related compensation.
Perquisites. The Company generally does not provide its executives with perquisites that are not available to all Company employees, other than car allowances. In 2012, the Company provided a car allowance to Messrs. Schramm, Royal, Kreigler, and Andrews. In addition, the Company provided Messrs. Schramm and Andrews with a cash reimbursement in lieu of their participation in the Company’s regular health care plans. The amounts of these benefits are detailed in the Summary Compensation Table below.

Certain Corporate Governance Considerations
We currently do not require our executive officers to own a particular number of shares of our common stock. The Compensation Committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align their interests with those of our stockholders. However, we prohibit all directors and employees from hedging their economic interest in the Company securities that they hold.
The Compensation Committee has not adopted a policy that goes beyond existing statutory requirements with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We will comply with applicable laws and regulations requiring any such adjustments to, or recovery of, incentive compensation in connection with a financial restatement and the Compensation Committee intends to adopt a policy in this regard once SEC rules on this topic are issued, which is expected to occur later this year.
Tax Considerations
Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers (excluding under current rules our Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, at the 2010 Annual Meeting, the stockholders approved a limit under our 2005 Omnibus Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. We anticipate that any compensation deemed paid to an executive officer in connection with the exercise of options will qualify as performance-based compensation, and should not be subject to the $1 million deduction limitation. Accordingly, all compensation deemed paid with respect to such options should remain deductible by the Company without limitation under Section 162(m). Restricted stock awards that vest solely on length-of-service conditions are not considered performance-based under Section 162(m) and, therefore, are subject to the $1 million deduction limitation. However, such restricted stock awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics and the awards are otherwise administered in accordance with the Section 162(m) requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible and retains discretion to award compensation that exceeds the $1 million deduction limitation and may not be fully deductible. Compensation paid to all named executive officers covered by the Section 162(m) deduction rule exceeded the $1 million deduction limitation by $17,000 in 2012. However, due to our significant net operating loss carry-forward, exceeding the limit has not resulted in the incurrence of federal income taxes.
COMPENSATION COMMITTEE REPORT (1)
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the following members of the Compensation Committee:
Mark Rossi (Chairperson)
Robert Guyett
Roger Howsmon
Jean Lavigne

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Maxwell under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2012 SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, earned by, or paid to the Company’s named executive officers, which includes our current chief executive officer and chief financial officer and former chief operating officer and former senior vice president of sales and marketing, in 2012, 2011 and 2010.

Name and Principal Position	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation ($)		Total ($)
David J. Schramm (1) President, Chief Executive Officer and Director	2012	511,000	—	762,300	—	—	37,500	(6)	1,310,800
	2011	494,200	63,400	650,000	—	336,600	34,200	(6)	1,578,400
	2010	486,500	—	157,100	—	485,000	32,000	(6)	1,160,600
Kevin S. Royal (1) Senior Vice President, Chief Financial Officer, Treasurer and Secretary	2012	321,800	—	308,000	—	—	40,300	(7)	670,100
	2011	310,200	30,000	270,000	—	105,800	38,300	(7)	754,300
	2010	294,200	—	—	—	150,000	15,200	(7)	459,400
George Kreigler III (1) Former Senior Vice President, Chief Operating Officer	2012	181,500	—	—	—	—	234,000	(8)	415,500
	2011	317,500	27,000	278,100	—	108,200	41,500	(8)	772,300
	2010	308,700	—	78,600	—	154,500	42,600	(8)	584,400
Van Andrews (1) Former Senior Vice President, Sales and Marketing	2012	274,800	—	249,500	—	—	36,900	(9)	561,200
	2011	251,000	30,000	274,300	—	85,700	36,100	(9)	677,100
	2010	192,000	—	—	182,500	120,000	20,500	(9)	515,000
 __________

(1)
Mr. Schramm joined Maxwell as President and Chief Executive Officer, and was appointed a Director, in July 2007. Mr. Royal joined Maxwell as Senior Vice President, Chief Financial Officer, Treasurer and Secretary in April 2009. Mr. Kreigler was appointed as Senior Vice President, Chief Operating Officer, and became a named executive officer in August 2009. Mr. Kreigler's employment with the Company terminated in April 2012, therefore, his 2012 compensation in the table above reflects only a partial year. Mr. Andrews was hired in April 2010 and was subsequently appointed as Senior Vice President, Sales and Marketing, and became a named executive officer in October 2010. Mr. Andrews’ 2010 compensation in the table above reflects compensation for the portion of the 2010 that he was employed with the Company, beginning in April 2010. Mr. Andrews' employment with the Company terminated on March 1, 2013.

(2)
Due to a varying number of pay periods each year, the amount of salary for each of our executive officers reflects that 2012 and 2011 contained 26 biweekly pay periods, while 2010 contained 27 biweekly pay periods.

(3)	The amounts in this column reflect discretionary bonus awards to our named executive officers for accomplishments in 2011, although the actual cash payment occurred in 2012.

(4)
The amounts in these columns represent the grant date fair value of the entire equity award in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, without regard to estimated forfeitures. See Note 9 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 1, 2013 for a discussion of all assumptions made by the Company in determining the values of its equity awards.

(5)	The amounts in this column reflect bonus awards earned in the year reported by the named executive officers under our annual bonus plan, although the actual cash payment occurs in the subsequent year.

(6)
For 2012, this amount includes $16,000 in car allowance, $11,100 paid in lieu of health benefits, $2,900 in welfare benefits and $7,500 in 401(k) matching contributions. For 2011, this amount includes $15,700 in car allowance, $10,900 paid in lieu of health benefits, $2,600 in welfare benefits and $5,000 in 401(k) matching contributions. For 2010, this amount includes $13,500 in car allowance, $9,100 paid in lieu of health benefits, $2,100 in welfare benefits and $7,300 in 401(k) matching contribution.

(7)
For 2012 this amount includes $16,000 in car allowance, $18,500 in health and welfare benefits and $5,800 in 401(k) matching contributions. For 2011, this amount includes $14,500 in car allowance, $18,400 in health and welfare benefits and $5,400 in 401(k) matching contributions. For 2010, this amount includes $13,500 in health and welfare benefits and $1,700 in 401(k) matching contribution.

(8)
For 2012, this amount includes $190,700 in severance payments, $15,700 in car allowance, $12,100 paid in lieu of health benefits, $5,900 in health and welfare benefits and $9,600 in 401(k) matching contributions. For 2011, this amount includes $15,700 in car allowance, $18,400 in health and welfare benefits and $7,400 in 401(k) matching contributions. For 2010, this amount includes $13,500 in car allowance, $8,000 in housing allowance, $13,600 in health and welfare benefits and $7,500 in 401(k) matching contributions.

(9)
For 2012, this amount includes $16,000 in car allowance, $11,100 paid in lieu of health benefits, $2,300 in welfare benefits and $7,500 in 401(k) matching contributions. For 2011, this amount includes $15,700 in car allowance, $10,900 paid in lieu of health benefits, $2,100 in welfare benefits and $7,400 in 401(k) matching contributions. For 2010, this amount includes $11,500 in car allowance, $7,500 paid in lieu of health benefits and $1,500 in welfare benefits.

2012 GRANTS OF PLAN-BASED AWARDS
The following table sets forth each non-equity incentive plan award and each equity award granted to the Company’s named executive officers during fiscal year 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)	Maximum ($)	Target (#)
David J. Schramm	February 7, 2012	512,300	768,500	37,240	762,300
Kevin S. Royal	February 7, 2012	161,500	242,300	15,046	308,000
George Kreigler III (1)	February 7, 2012	163,400	245,100	15,392	315,100
Van Andrews (2)	February 7, 2012	138,600	207,900	12,188	249,500
__________
(1) Mr. Kreigler's employment with the Company terminated on April 6, 2012.
(2) Mr. Andrews' employment with the Company terminated on March 1, 2013.
OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END
The following table sets forth information regarding each unexercised option and all unvested restricted stock held by each of our named executive officers as of December 31, 2012. There were no outstanding equity awards held by George Kreigler III, Former Senior Vice President, Chief Operating Officer, as of December 31, 2012.

	Option Awards						Restricted Stock Awards
Name	Number of Securities Underlying Vested Unexercised Options (#)		Number of Securities Underlying Unvested Unexercised Options (#) (1)		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (9) ($)
	Exercisable		Unexercisable
David J. Schramm	150,000	(2)	—		14.20	7/23/2017	—		—
	—		—		—	—	37,240	(3)	309,100
	—		—		—	—	29,981	(4)	248,900
Kevin S. Royal	80,000		20,000	(5)	8.26	4/20/2019	—		—
	—		—		—	—	15,046	(3)	124,900
	—		—		—	—	12,453	(4)	103,400
	—		—		—	—	5,000	(6)	41,500
Van Andrews (7)	12,000		8,000	(8)	16	2/10/2020	—		—
	—		—		—	—	12,188	(3)	101,200
	—		—		—	—	8,855	(4)	73,500
_____________

(1)
All stock options held by our named executive officers will vest in full following involuntary termination, or resignation following the occurrence of certain triggering events within a specified period following a change in control of the Company. Upon a change in control of the Company, all restricted shares held by our named executive officers will vest in full, regardless of whether the named executive officer terminates or resigns following a triggering event. These provisions are described in greater detail in “Potential Payments upon Termination or Change in Control” discussed below.

(2)
Mr. Schramm was granted an option to purchase 150,000 shares of our common stock in July 2007 under our 2005 Omnibus Equity Incentive Plan. Twenty-five percent of the shares subject to the option vested in July 2008 and the remaining 75% vested in equal monthly installments over the following three years.

(3)
In February 2012, Messrs. Schramm, Royal and Andrews were granted 37,240, 15,046 and 12,188 restricted shares, respectively, with 50% of the shares vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 25% of the shares is contingent, and the achievement of specified net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 25% of the shares is contingent. As of December 31, 2012, the vesting of these awards was considered to be unobtainable, but the award had not yet been canceled.

(4)
In February 2011, Messrs. Schramm, Royal and Andrews were granted 29,981, 12,453 and 8,855 restricted shares, respectively, with 50% of the shares vesting over a period of four years of continuous service, and 50% contingent upon the Company achieving certain financial targets within the next three fiscal years. Specifically, these financial targets relate to the achievement of a specified revenue target on which vesting of 25% of the shares is contingent, and the achievement of specified net profit after tax target, calculated on a non-GAAP basis, on which vesting of the remaining 25% of the shares is contingent. As of December 31, 2012, the vesting of these awards was considered to be unobtainable, but the award had not yet been canceled.

(5)
Mr. Royal was granted an option to purchase 100,000 shares of our common stock in April 2009 under our 2005 Omnibus Equity Incentive Plan. Sixty percent of the shares subject to the option vest in equal annual installments on the first and second anniversaries of the grant date and the remaining 40% vest in equal annual installments over the following two years provided Mr. Royal remains in continuous service to the Company.

(6)
Mr. Royal received 20,000 restricted shares of our common stock in April 2009 under the 2005 Omnibus Equity Incentive Plan. The shares will vest in equal annual installments on the anniversary of the grant date over the next four years, provided Mr. Royal remains in continuous service to the Company.

(7)	Mr. Andrews' employment with the Company terminated on March 1, 2013.

(8)
Mr. Andrews was granted an option to purchase 20,000 shares of our common stock in February 2010 under our 2005 Omnibus Equity Incentive Plan. Sixty percent of the shares subject to the option vest in equal annual installments on the first and second anniversaries of the grant date and the remaining 40% vest in equal annual installments over the following two years provided Mr. Andrews remains in continuous service to the Company.

(9)
Computed in accordance with SEC rules as the number of unvested shares multiplied by the closing price of the Company common stock on December 31, 2012, which was $8.30. The actual value realized by the officer depends on whether the shares vest and the future performance of our common stock.

2012 OPTION EXERCISES AND STOCK VESTED
With respect to our named executive officers, the following table shows the stock options exercised and the number of shares of restricted stock that vested during fiscal year 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
David J. Schramm	—	—	4,284	88,465
Kevin S. Royal	—	—	5,000	82,150
	—	—	1,780	36,757
George Kreigler III (2)	—	—	—	—
Van Andrews (3)	—	—	1,266	26,143
_________

(1)
Value realized is based on the fair market value of our common stock on the date the restricted stock was released to the officer and does not necessarily reflect proceeds actually received by the officer.

(2)	Mr. Kreigler's employment with the Company terminated on April 6, 2012.

(3)	Mr. Andrews' employment with the Company terminated on March 1, 2013.

EMPLOYMENT AGREEMENTS
In July 2007, the Company entered into an employment agreement with Mr. Schramm. The agreement provides for a base salary and an incentive bonus with a target amount of 100% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Schramm’s service is terminated without cause, he will continue to receive his base salary for a period of twelve months, at the rate in effect at the time of termination, and up to twelve months of health benefits. Pursuant to the agreement, Mr. Schramm was granted an option to purchase 150,000 shares of the Company’s common stock and 100,000 restricted shares of the Company’s common stock. The options vest over four years, so long as Mr. Schramm is continuously employed. On the first anniversary date of Mr. Schramm’s employment date, 25% of the options vested, with the remainder vesting in equal monthly installments over the following three years. Also, on the first anniversary date of Mr. Schramm’s employment date, 25% of the restricted shares vested, with the remainder vesting in equal quarterly installments over the next three years. If the Company is subject to a change in control, all restricted shares will vest in full and if Mr. Schramm is subject to an involuntary termination within twelve months of the change in control, all options will vest in full.
In March 2009, the Company entered into an employment agreement with Mr. Royal. The agreement provides for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus will be determined by our Board or our Compensation Committee. The agreement provides that if Mr. Royal’s service is terminated without cause, he will receive his monthly base salary for six months, at the rate in effect at the time of termination, and up to six months of health benefits. Pursuant to the agreement, Mr. Royal was granted an option to purchase 100,000 shares of the Company’s common stock and 40,000 restricted shares of the Company’s common stock. The options and half of the restricted shares vest over four years, so long as Mr. Royal is continuously employed by us; the balance of the restricted shares are subject to vesting based upon meeting various departmental or Company performance objectives and completion of one year of service. If the Company is subject to a change in control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the change in control, all options will vest in full.
Mr. Andrews' employment with the Company terminated on March 1, 2013. In July 2012, the Company had entered into an employment agreement with Mr. Andrews. The agreement provided for a base salary and an incentive bonus with a target amount of 50% of his base salary. The actual amount of the bonus was determinable by our Board or the Board's Compensation Committee. The agreement provided that if Mr. Andrews' service was terminated without cause, he would receive his monthly base salary for six months, at the rate in effect at the time of termination, and up to six months of health benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
David J. Schramm
Pursuant to his employment agreement, as amended, if Mr. Schramm’s employment is terminated without cause, either before or after a change in control, he will continue to receive his base salary for a period of twelve months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to twelve months. If Mr. Schramm’s employment terminates due to death or disability, all options and restricted shares granted to Mr. Schramm will become fully vested. If the Company is subject to a change in control, all restricted shares will vest in full and if Mr. Schramm is subject to an involuntary termination within twelve months of the change in control, all options will vest in full.
Kevin S. Royal
Pursuant to his employment agreement, if Mr. Royal’s employment is terminated without cause, either before or after a change in control, he will continue to receive his base salary for a period of six months and the Company will pay the equivalent of the employer’s contribution for health benefits for up to six months. If Mr. Royal’s employment terminates due to death or disability, all stock options and restricted shares granted to Mr. Royal will become fully vested. If the Company is subject to a change in control, all restricted shares will vest in full and if Mr. Royal is subject to an involuntary termination within six months of the change in control, all options will vest in full.
Van Andrews
Mr. Andrews resigned his position with the Company effective March 1, 2013. Pursuant to the terms of his equity award agreements, if Mr. Andrews’ employment had terminated due to death or disability, prior to the termination of his employment, all options and restricted shares would have vested in full. In addition, upon a change in control, all restricted shares granted to Mr. Andrews would have vested in full, regardless of whether Mr. Andrews had terminated or resigned following a triggering event.
Estimated Payments and Benefits
The following table describes the potential payments and benefits upon termination of each of our named executive officer’s employment before or after a change in control of the Company described above, as if each officer’s employment terminated as of December 31, 2012, the last business day of the 2012 fiscal year.

Name	Benefit	Voluntary Resignation / Termination for Cause $	Termination without Cause Prior to Change in Control $	Termination due to Death or Disability $	Termination without Cause or Resignation following a Trigger Event after a Change in Control $	Change in Control (no termination of employment) $
David J. Schramm	Severance (1)	—	512,300	512,300	512,300	—
	Restricted Stock Acceleration (3)	—	—	557,900	557,900	557,900
	Health and Welfare (4)	—	14,000	14,000	14,000	—
	Vacation Payout (1)	147,800	147,800	147,800	147,800	—
	Total Value	147,800	674,100	1,232,000	1,232,000	557,900

Kevin S. Royal	Severance (1)	—	161,500	161,500	161,500	—
	Option Acceleration (2)	—	—	800	800	—
	Restricted Stock Acceleration (3)	—	—	269,700	269,700	269,700
	Health and Welfare (4)	—	9,300	9,300	9,300	—
	Vacation Payout (1)	88,700	88,700	88,700	88,700	—
	Total Value	88,700	259,500	530,000	530,000	269,700

Van Andrews (5)	Severance (1)	—	138,600	—	138,600	—
	Option Acceleration (2)	—	—	—	—	—
	Restricted Stock Acceleration (3)	—	—	174,700	—	174,700
	Vacation Payout (1)	73,465	73,465	73,465	73,465	—
	Total Value	73,465	217,604	253,704	217,604	174,700

 ____________

(1)
For purposes of valuing the severance and vacation payments in the table above, the computation is based on each executive’s base salary in effect at the end of 2012 and the number of accrued but unused vacation days at the end of 2012.

(2)
The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment termination and the change in control (if applicable) occurred on December 31, 2012. The value of the option acceleration was calculated by multiplying the number of unvested shares subject to each option by the excess of $8.30, which was the closing sales price of the Company’s common stock on December 31, 2012, over the exercise price of the option.

(3)
The value of restricted stock acceleration shown in the table above was calculated based on the assumption that the officer’s employment and the change in control (if applicable) occurred on December 31, 2012. The value of the restricted stock acceleration was calculated by multiplying the number of unvested shares subject to each restricted stock grant by the closing sales price of the Company’s common stock on December 30, 2012.

(4)
Amounts reflect the current cost to the Company of the individual’s health and welfare benefits per year, which was then multiplied by the applicable multiple pursuant to the change in control set forth in each individual executive’s employment agreement.

(5)
Mr. Andrew's employment with the Company terminated on March 1, 2013. In connection with the termination of Mr. Andrews’ employment, a payment was made to Mr. Andrews for his accrued vacation balance.  No other payments were made to Mr. Andrews in connection with his termination.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2012.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	944,098	(1)	$11.42	1,001,145	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	944,098		$11.42	1,001,145
 __________

(1)
Includes 762,000 stock options and 20,342 restricted stock units outstanding under the 2005 Omnibus Equity Incentive Plan, 158,756 stock options outstanding under the 1995 Stock Option Plan, and 3,000 stock options outstanding under the 1999 Director Stock Option Plan.

(2)	Includes 96,800 shares available for future issuance under the 2004 Employee Stock Purchase Plan and 904,345 shares available for future issuance under the 2005 Omnibus Equity Incentive Plan.
RELATED PARTY TRANSACTION
Maxwell SA’s pension plan provided a long term loan of 700,000 Swiss Francs to Montena Properties SA. Montena Properties SA is 100% owned by Montena SA. A member of Maxwell Technologies, Inc.’s Board of Directors, José Cortes, is also a director and indirect minority stockholder of Montena SA. The loan was provided to Montena Properties SA prior to Mr. Cortes becoming a director of Maxwell and Montena. The loan was repaid in full in March 2011.

OTHER BUSINESS
The Board does not intend to present any other business at the Annual Meeting and knows of no other matters which will be presented at the Annual Meeting.
INCORPORATION BY REFERENCE
The rules of the SEC allow the Company to “incorporate by reference” certain information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document the Company is providing to you. This Proxy Statement incorporates by reference the consolidated financial statements and the notes related thereto contained in the Company’s 2012 Annual Report on Form 10-K, a copy of which is being furnished to you with this Proxy Statement. Copies of all documents incorporated by reference may be obtained by written request of the Company’s Corporate Secretary at Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123.
By Order of the Board of Directors,

Kevin S. Royal
Secretary
October 30, 2013
San Diego, California
YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. YOU ARE ENCOURAGED TO VOTE BY INTERNET.

Appendix A

Maxwell Technologies, Inc.
2013 Omnibus Equity Incentive Plan

ARTICLE 1.	INTRODUCTION
1.1Successor and Continuation of Predecessor Plans. The Plan is intended as the successor to and continuation of the Amended and Restated Maxwell Technologies, Inc. 1995 Stock Option Plan and the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan (together, the “Predecessor Plans”). Following the effective date of this Plan, no additional stock awards shall be granted under the Predecessor Plans. All outstanding stock awards granted under the Predecessor Plans shall remain subject to the terms of the Predecessor Plans. All Stock Awards granted subsequent to the effective date of this Plan shall be subject to the terms of this Plan.
1.2Purpose. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Service Providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of Service Providers with exceptional qualifications and (c) linking Service Providers directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute ISOs or NSOs), SARs, Restricted Shares, Stock Units and Performance Cash Awards.
1.3Effective Date. The Board adopted the Plan contingent upon its approval by the Company’s stockholders at the 2013 Annual Meeting of Stockholders (such date, the “Effective Date”).

ARTICLE 2.	ADMINISTRATION
2.1General. The Plan may be administered by the Board or one or more Committees. Each Committee shall have the authority and be responsible for such functions as have been assigned to it.
2.2Section 162(m). To the extent an Award is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Code Section 162(m).
2.3Section 16. To the extent desirable to qualify transactions hereunder as exempt under Exchange Act Rule 16b-3, the transactions contemplated hereunder will be approved by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Exchange Act Rule 16b-3.
2.4Powers of Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall have the authority to (a) select the Service Providers who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) determine whether and to what extent any Performance Goals have been attained, (d) interpret the Plan and Awards granted under the Plan, (e) make, amend and rescind rules relating to the Plan and Awards granted under the Plan, including rules relating to sub-plans established for the purposes of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (f) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant of any Common Shares issued pursuant to an Award, including restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales, and (g) make all other decisions relating to the operation of the Plan and Awards granted under the Plan.
2.5No Cancel/Re-Grant or Repricings of Stock Awards. Except in connection with an adjustment under Article 9, neither the Board nor any Committee shall have the authority to: (a) reprice any outstanding Stock Awards under the Plan or the Predecessor Plans, or (b) cancel and re-grant any outstanding Stock Awards under the Plan or the Predecessor Plans, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event. Except in connection with an adjustment under Article 9, the terms of outstanding Stock Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards, or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
2.6Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
2.7Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 3.	SHARES AVAILABLE FOR GRANTS
3.1Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed the sum of (a) 1,000,000 Common Shares, plus (b) the number of Common Shares reserved under the Predecessor Plans that are not issued or subject to outstanding awards under the Predecessor Plans on the Effective Date, (c) the number of Common Shares subject to outstanding awards under the Predecessor Plans on the Effective Date that subsequently expire, lapse unexercised, or are forfeited, and Common Shares issued pursuant to awards granted under the Predecessor Plans that are outstanding on the Effective Date and that are subsequently forfeited to or repurchased by the Company, and (d) the additional Common Shares described in Sections 3.2 and 3.4; provided, however, that no more than 2,207,298 Common Shares, in the aggregate, shall be added to the Plan pursuant to clauses (b) and (c). The number of Common Shares that are subject to Stock Awards outstanding at any time under the Plan may not exceed the number of Common Shares that then remain available for issuance under the Plan. The numerical limitations in this Section 3.1 shall be subject to adjustment pursuant to Article 9.
3.2Shares Returned to Reserve. To the extent that Options, SARs or Stock Units granted under this Plan or under the Predecessor Plans are forfeited or expire for any other reason before being exercised or settled in full, the Common Shares subject to such Options, SARs or Stock Units shall again become available for issuance under the Plan. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason prior to the shares having become vested, then such Common Shares shall again become available for issuance under the Plan. To the extent that an Award is settled in cash rather than Common Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.
3.3Shares Not Returned to Reserve. If the Exercise Price of any Option or SAR is satisfied by tendering Common Shares held by the Participant (either by actual delivery or attestation), then the number of shares subject to such Stock Awards so tendered or otherwise not delivered to the Participant in connection with such exercise shall not remain available for subsequent issuance under the Plan. If Stock Units are settled, then the number of Common Shares issued to the Participant in settlement of such Stock Units shall not remain available for subsequent issuance under the Plan. Common Shares applied to satisfy tax withholding obligations related to any Stock Award shall not again become available for issuance under the Plan.
3.4Stock Awards Not Reducing Share Reserve. In addition, Common Shares subject to Substitute Awards granted by the Company shall not reduce the number of Common Shares that may be issued under Section 3.1, nor shall shares subject to Substitute Awards again be available for Stock Awards under the Plan in the event of any forfeiture, expiration or cash settlement of such Substitute Awards.
3.5Participant Limits. Subject to adjustment in accordance with Article 9:
(a)The aggregate number of Common Shares subject to Options and SARs that may be granted under this Plan during any calendar year to any one Participant shall not exceed 250,000, except that the Company may grant to a new Employee in the calendar year in which his or her Service as an Employee first commences Options and/or SARs that cover (in the aggregate) up to 500,000 Common Shares;
(b)The aggregate number of Common Shares subject to Restricted Share awards and Stock Units that may be granted under this Plan during any calendar year to any one Participant shall not exceed 250,000;
(c)No Participant who serves as an Outside Director may receive Stock Awards covering more than 30,000 Common Shares in any calendar year, except that an Outside Director may receive Stock Awards covering 60,000 Common Shares in the calendar year in which he or she was initially appointed to the Board.
(d)No Participant shall be paid more than $2,500,000 in cash in any calendar year pursuant to Performance Cash Awards granted under the Plan; and
(e)No more than 2,207,298 Common Shares plus the additional Common Shares described in Section 3.2 may be issued under the Plan upon the exercise of ISOs.
(f)The limits described above in Sections 3.5(a), 3.5(b), and 3.5(d) are cumulative for each Participant.

ARTICLE 4.	ELIGIBILITY
4.1Incentive Stock Options. Only Employees who are common law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Code Section 422(c)(5) are satisfied.

4.2Other Awards. Awards other than ISOs may only be granted to Service Providers. Special tax considerations apply with respect to Options and SARs granted to Service Providers of a Parent.

ARTICLE 5.	OPTIONS
5.1Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is intended to be an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
5.2Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 9.
5.3Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to an Option that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A and, if applicable, Code Section 424(a).
5.4Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that, except to the extent necessary to comply with applicable foreign law, the term of an Option shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated vesting and/or exercisability in the event of death, disability, retirement, or a Change in Control, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.
5.5Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.
5.6Modification of Options. Within the limitations of the Plan, the Administrator may modify or extend outstanding Options. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option.
5.7Payment for Option Shares. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased. In addition, the Administrator may, in its sole discretion and to the extent permitted by applicable law, allow the Optionee to satisfy payment of all or a portion of the Exercise Price through any one or a combination of the following forms or methods:
(a)Subject to any conditions or limitations established by the Administrator, by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee with a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Common Shares as to which such Option will be exercised;
(b)By delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company;
(c)Subject to such conditions and requirements as the Administrator may impose from time to time, through a net exercise procedure;
(d)By delivering a full-recourse promissory note, on such terms approved by the Administrator; or
(e)Through any other form or method consistent with applicable laws, regulations and rules.

ARTICLE 6.	STOCK APPRECIATION RIGHTS
6.1SAR Agreement. Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

6.2Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains, which number shall adjust in accordance with Article 9.
6.3Exercise Price. Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to a SAR that is a Substitute Award granted in a manner that would satisfy the requirements of Code Section 409A.
6.4Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become vested and exercisable. The SAR Agreement shall also specify the term of the SAR; provided that except to the extent necessary to comply with applicable foreign law, the term of a SAR shall not exceed 10 years from the date of grant. A SAR Agreement may provide for accelerated vesting and exercisability in the event of death, disability, retirement, or a Change in Control, and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.
6.5Exercise of SARs. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Administrator shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, not exceed the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price. If, on the date when a SAR expires, the Exercise Price is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. A SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.
6.6Death of Optionee. After an Optionee’s death, any vested and exercisable SARs held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable SARs held by the Optionee at the time of his or her death may be exercised by his or her estate.
6.7Modification of SARs. Within the limitations of the Plan, the Administrator may modify or extend outstanding SARs. The foregoing notwithstanding, no modification of a SAR shall, without the consent of the Optionee, impair his or her rights or obligations under such SAR.

ARTICLE 7.	RESTRICTED SHARES
7.1Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.
7.2Payment for Awards. Restricted Shares may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, property, cancellation of other equity awards, full-recourse promissory notes, past services and future services, and such other methods of payment as are permitted by applicable law.
7.3Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting and/or other conditions as the Administrator may determine. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. Such conditions, at the Administrator’s discretion, may include one or more Performance Goals. A Restricted Stock Agreement may provide for accelerated vesting in the event of death, disability, retirement, or a Change in Control.
7.4Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, unless the Administrator otherwise provides. A Restricted Stock Agreement, however, may require that any cash dividends paid on Restricted Shares (a) be accumulated and paid when such Restricted Shares vest, or (b) be invested in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the shares subject to the Stock Award with respect to which the dividends were paid. In addition, unless the Administrator provides otherwise, if any dividends or other distributions are paid in Common Shares, such Common Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

ARTICLE 8.	STOCK UNITS
8.1Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.
8.2Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
8.3Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting, as determined by the Administrator. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Such conditions, at the Administrator’s discretion, may include one or more Performance Goals. A Stock Unit Agreement may provide for accelerated vesting in the event of death, disability, retirement, or a Change in Control.
8.4Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, Stock Units awarded under the Plan may, at the Administrator’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on the shares subject to the Stock Units while the Award is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Stock Units to which they attach.
8.5Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Administrator. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors, including Performance Goals. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units shall be settled in such manner and at such time(s) as specified in the Stock Unit Agreement. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 9.
8.6Death of Recipient. Any Stock Units that become payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of Stock Units under the Plan may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.
8.7Modification or Assumption of Stock Units. Within the limitations of the Plan, the Administrator may modify or assume outstanding stock units or may accept the cancellation of outstanding stock units (whether granted by the Company or by another issuer) in return for the grant of new Stock Units for the same or a different number of shares or in return for the grant of a different type of Award. The foregoing notwithstanding, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.
8.8Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 9.	ADJUSTMENTS; DISSOLUTIONS AND LIQUIDATIONS; CORPORATE TRANSACTIONS
9.1Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding proportionate adjustments shall automatically be made in each of the following:
(a)The number and kind of shares available for issuance under Article 3, including the numerical share limits in Sections 3.1 and 3.5;
(b)The number and kind of shares covered by each outstanding Option, SAR and Stock Unit; and
(c)The Exercise Price applicable to each outstanding Option and SAR, and the repurchase price, if any, applicable to Restricted Shares.
In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Any adjustment in the number of and kind of shares subject to an Award under this Section 9.1 shall be rounded down to the nearest whole share, although the Administrator in its sole discretion may make a cash payment in lieu of a fractional share. Except as provided in this Article 9, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.
9.2Dissolution or Liquidation. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.
9.3Corporate Transactions. In the event that the Company is a party to a merger, consolidation, or a Change in Control (other than one described in Section 14.6(d)), all Common Shares acquired under the Plan and all Awards outstanding on the effective date of the transaction shall be treated in the manner described in the definitive transaction agreement (or, in the event the transaction does not entail a definitive agreement to which the Company is party, in the manner determined by the Administrator, with such determination having final and binding effect on all parties), which agreement or determination need not treat all Awards (or portions thereof) in an identical manner. Unless an Award Agreement provides otherwise, the treatment specified in the transaction agreement or by the Administrator shall include (without limitation) one or more of the following with respect to each outstanding Award:
(a)The continuation of such outstanding Award by the Company (if the Company is the surviving entity);
(b)The assumption of such outstanding Award by the surviving entity or its parent, provided that the assumption of an Option or a SAR shall comply with applicable tax requirements;
(c)The substitution by the surviving entity or its parent of an equivalent award for the outstanding Award (including, but not limited to, an award to acquire the same consideration paid to the holders of Common Shares in the transaction), provided that the substitution of an Option or a SAR shall comply with applicable tax requirements;
(d)The cancellation of outstanding Options and SARs without payment of any consideration. The Optionees shall be able to exercise such Options and SARs (to the extent the Options and SARs are vested or become vested as of the effective date of the transaction) during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of the transaction and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of the transaction;
(e)Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to Options and SARs, followed by cancellation of such Options and SARs. The full exercisability of such Options and SARs and full vesting of such Common Shares may be contingent on the closing of the transaction. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such transaction, unless (i) a shorter period is required to permit a timely closing of such transaction and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such transaction;
(f)The cancellation of the Options and SARs and a payment to the Optionee with respect to each Share subject to the portion of the Award that is vested as of the transaction date equal to the excess of (A) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction, over (B) the per-share Exercise Price of the Option or SAR (such excess, the “Spread”).  Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Spread.  In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares, but only to the extent the application of such provisions does not adversely affect the status of the Option or SAR as exempt from Code Section 409A.  If the Spread applicable to an Option or SAR is zero or a negative number, then the Option or SAR may be cancelled without making a payment to the Optionee;
(g)The cancellation of outstanding Stock Units and a payment to the holder thereof with respect to each Common Share subject to the Stock Unit equal to the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a Common Share as a result of the transaction (the “Transaction Value”). Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving entity or its parent having a value equal to the Transaction Value. In addition, such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. In addition, any escrow, holdback, earn-out or similar provisions in the transaction agreement may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Shares. In the event that a Stock Unit is subject to Code Section 409A, the payment described in this clause (g) shall be made on the settlement date specified in the applicable Stock Unit Agreement, provided that settlement may be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4); or
(h)The assignment of any reacquisition or repurchase rights held by the Company in respect of an Award of Restricted Shares to the surviving entity or its parent, with corresponding proportionate adjustments made to the price per share to be paid upon exercise of any such reacquisition or repurchase rights.
For avoidance of doubt, the Administrator shall have the discretion, exercisable either at the time an Award is granted or at any time while the Award remains outstanding, to provide for the acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the transaction, or in connection with a termination of the Participant’s Service following a transaction.
Any action taken under this Section 9.3 shall either preserve an Award’s status as exempt from Code Section 409A or comply with Code Section 409A.

ARTICLE 10.	OTHER AWARDS
10.1Performance Cash Awards. A Performance Cash Award is a cash award that may be granted subject to the attainment of specified Performance Goals during a Performance Period. A Performance Cash Award may also require the completion of a specified period of continuous Service. The length of the Performance Period, the Performance Goals to be attained during the Performance Period, and the degree to which the Performance Goals have been attained shall be determined conclusively by the Administrator. Each Performance Cash Award shall be set forth in a written agreement or in a resolution duly adopted by the Administrator which shall contain provisions determined by the Administrator and not inconsistent with the Plan. The terms of various Performance Cash Awards need not be identical.
10.2Awards Under Other Plans. The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 11.	LIMITATION ON RIGHTS
11.1Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain a Service Provider. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Service Provider at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).
11.2Stockholders’ Rights. Except as set forth in Section 7.4 or 8.4 above, a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.
11.3Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.
11.4Transferability of Awards. The Administrator may, in its sole discretion, permit transfer of an Award in a manner consistent with applicable law. Unless otherwise determined by the Administrator, Awards shall be transferable by a Participant only by (a) beneficiary designation, (b) a will or (c) the laws of descent and distribution. An ISO may only be transferred by will or by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.
11.5Other Conditions and Restrictions on Common Shares. Any Common Shares issued under the Plan shall be subject to such forfeiture conditions, rights of repurchase, rights of first refusal, other transfer restrictions and such other terms and conditions as the Administrator may determine. Such conditions and restrictions shall be set forth in the applicable Award Agreement and shall apply in addition to any restrictions that may apply to holders of Common Shares generally. In addition, Common Shares issued under the Plan shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

ARTICLE 12.	TAXES
12.1General. As a condition to the grant and acceptance of an Award under the Plan, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any federal, state, local or foreign withholding tax obligations that arise in connection with any Award granted under the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.
12.2Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Administrator may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions including any restrictions required by SEC, accounting or other rules.
12.3Section 162(m) Matters. The Administrator, in its sole discretion, may determine whether an Award is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m). The Administrator may grant Awards that are based on Performance Goals but that are not intended to qualify as performance-based compensation. With respect to any Award that is intended to qualify as performance-based compensation, the Administrator shall designate the Performance Goal(s) applicable to, and the formula for calculating the amount payable under, an Award within 90 days following commencement of the applicable Performance Period (or such earlier time as may be required under Code Section 162(m)), and in any event at a time when achievement of the applicable Performance Goal(s) remains substantially uncertain. Prior to the payment of any Award that is intended to constitute performance-based compensation, the Administrator shall certify in writing whether and the extent to which the Performance Goal(s) were achieved for such Performance Period. The Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable under an Award that is intended to constitute performance-based compensation.
12.4Section 409A Matters. Except as otherwise expressly set forth in an Award Agreement, it is intended that Awards granted under the Plan either be exempt from, or comply with, the requirements of Code Section 409A. To the extent an Award is subject to Code Section 409A (a “409A Award”), the terms of the Plan, the Award and any written agreement governing the Award shall be interpreted to comply with the requirements of Code Section 409A so that the Award is not subject to additional tax or interest under Code Section 409A, unless the Administrator expressly provides otherwise. A 409A Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order for it to comply with the requirements of Code Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” to an individual who is considered a “specified employee” (as each term is defined under Code Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the Participant’s separation from service or (ii) the Participant’s death, but only to the extent such delay is necessary to prevent such payment from being subject to Code Section 409A(a)(1).
12.5Limitation on Liability. Neither the Company nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under applicable tax law.

ARTICLE 13.	FUTURE OF THE PLAN
13.1Term of the Plan. The Plan, as set forth herein, shall become effective on the Effective Date. The Plan shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 13.2, or (b) the 10th anniversary of the date adopted by the Board.
13.2Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.
13.3Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. Stockholder approval shall be required for any amendment of the Plan that either (a) materially increases the number of Common Shares available for issuance under the Plan, (b) materially expands the class of individuals eligible to receive Awards under the Plan, (c) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Common Shares may be issued or purchased under the Plan, (d) materially extends the term of the Plan, or (e) expands the types of Awards available for issuance under the Plan. In addition, an amendment to Section 2.5 is subject to approval by the Company’s stockholders. Finally, Section 162(m) of the Code may require that the Company’s stockholders approve the Performance Goals set forth on Appendix A not later than the first meeting of stockholders that occurs in the fifth year following the year in which the Company’s stockholders previously approved such criteria.

ARTICLE 14.	DEFINITIONS
14.1“Administrator” means the Board or any Committee administering the Plan in accordance with Article 2.
14.2“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.
14.3“Award” means any award granted under the Plan, including as an Option, a SAR, a Restricted Share, a Stock Unit, or a Performance Cash Award.
14.4“Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Agreement, a Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.
14.5“Board” means the Company’s Board of Directors, as constituted from time to time.
14.6“Change in Control” means:
(a)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities;
(b)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(c)The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d)Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
14.7“Code” means the Internal Revenue Code of 1986, as amended.
14.8“Committee” means a committee of one or more members of the Board or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.
14.9“Common Share” means one share of the common stock of the Company.
14.10“Company” means Maxwell Technologies, Inc., a Delaware corporation.
14.11“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act. Special tax considerations apply with respect to Options or SARs granted to Consultants of a Parent.
14.12“Employee” means a common‑law employee of the Company, a Parent, a Subsidiary or an Affiliate. Special tax considerations apply with respect to Options or SARs granted to Employees of a Parent.
14.13“Exchange Act” means the Securities Exchange Act of 1934, as amended.

14.14“Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.
14.15“Fair Market Value” means the closing price of a Common Share on any established stock exchange or a national market system on the applicable date or, if the applicable date is not a trading day, on the last trading day prior to the applicable date, as reported in a source that the Administrator deems reliable. If Common Shares are no longer traded on an established stock exchange or a national market system, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons.
14.16“ISO” means an incentive stock option described in Code Section 422(b).
14.17“NSO” means a stock option not described in Code Sections 422 or 423.
14.18“Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.
14.19“Optionee” means an individual or estate holding an Option or SAR.
14.20“Outside Director” means a member of the Board who is not an Employee.
14.21“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
14.22“Participant” means an individual or estate holding an Award.
14.23“Performance Cash Award” means an award of cash granted under Section 10.1 of the Plan.
14.24“Performance Goal” means a goal established by the Administrator for the applicable Performance Period based on one or more of the performance criteria set forth in Appendix A. Depending on the performance criteria used, a Performance Goal may be expressed in terms of overall Company performance or the performance of a business unit, division, Subsidiary, Affiliate or an individual. A Performance Goal may be measured either in absolute terms or relative to the performance of one or more comparable companies or one or more relevant indices. The Administrator may adjust the results under any performance criterion to exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary, unusual or non-recurring items, (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings, or (g) statutory adjustments to corporate tax rates; provided, however, that if an Award is intended to qualify as “performance-based compensation” within the meaning of Code Section 162(m), such adjustment(s) shall only be made to the extent consistent with Code Section 162(m).
14.25“Performance Period” means a period of time selected by the Administrator over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to a Performance Cash Award or an Award of Restricted Shares or Stock Units that vests based on the achievement of Performance Goals. Performance Periods may be of varying and overlapping duration, at the discretion of the Administrator.
14.26“Plan” means this Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan, as amended from time to time.
14.27“Predecessor Plans” means the Amended and Restated Maxwell Technologies, Inc. 1995 Stock Option Plan and the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan.
14.28“Restricted Share” means a Common Share awarded under the Plan.
14.29“Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.
14.30“SAR” means a stock appreciation right granted under the Plan.
14.31“SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.
14.32“Service” means service as an Employee, Outside Director or Consultant.
14.33“Service Provider” means any individual who is an Employee, Outside Director or Consultant.

14.34“Stock Award” means any award of an Option, a SAR, a Restricted Share, or a Stock Unit under the Plan.
14.35“Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.
14.36“Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.
14.37“Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.
14.38“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
14.39“Substitute Awards” means Awards or Common Shares issued by the Company in assumption of, or substitution or exchange for, Awards previously granted, or the right or obligation to make future awards, in each case by a corporation acquired by the Company or any Affiliate or with which the Company or any Affiliate combines to the extent permitted by NASDAQ Marketplace Rule 5635 or any successor thereto.

Appendix A
Performance Criteria
The Administrator may establish Performance Goals derived from one or more of the following criteria when it makes Awards of Restricted Shares or Stock Units that vest entirely or in part on the basis of performance or when it makes Performance Cash Awards:

●	Revenue	●	Cash flow per Share
●	Gross profit	●	Return on equity
●	Operating expenses	●	Return on assets
●	Earnings before interest, taxes, depreciation and amortization (EBITDA);	●	Return on capital
●	Operating income	●	Growth in assets
●	Income from operations;	●	Economic value added
●	Income before income taxes and minority interests	●	Share price performance
●	Net income	●	Total stockholder return
●	Net income per diluted Share	●	Improvement or attainment of expense levels
●	A change in accounts receivable or inventory, or a change in another combination of assets and/or liabilities	●	Market share or market penetration
●	Cash flow	●	Business expansion, and/or acquisitions or divestitures
●
To the extent that an Award is not intended to comply with Code Section 162(m), other measures of performance selected by the Administrator, including any other corporate, strategic and/or individual performance goals.

Appendix B

Maxwell Technologies, Inc.
2004 Employee Stock Purchase Plan

1.
Establishment of Plan. Maxwell Technologies, Inc. (the “Company”) proposes to grant options for purchase of the Company's Common Stock to eligible employees of the Company and Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (the “Plan”). The adoption and implementation of this Plan are subject to Section 21 hereof. For purposes of this Plan, “parent corporation” and “Subsidiary” (when used in the plural, “Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). The Company intends that the Plan shall qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments or replacements of such section), and the Plan shall be so construed. Any term not expressly defined in the Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. Subject to adjustment as provided in Section 14 of the Plan, the aggregate number of shares of Common Stock which may be purchased under this Plan shall not exceed one million (1,000,000) shares of Common Stock of the Company. Such shares of Common Stock consist of (i) the 500,000 shares initially reserved and approved by the stockholders at the 2005 Annual Meeting of Stockholders, and (ii) the 500,000 shares subject to approval by the stockholders at the 2013 Annual Meeting of Stockholders. Shares of Common Stock issued under the Plan may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

2.
Purpose. The purpose of the Plan is to provide employees of the Company and Subsidiaries designated by the Board of Directors from time to time and set forth on Exhibit A as eligible to participate in the Plan with a convenient means to acquire an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Subsidiaries, and to provide an incentive for continued employment.

3.
Administration. The Plan is administered by the Board of Directors of the Company or by a committee designated by the Board of Directors of the Company (in which event all references herein to the Board of Directors shall be to the committee). Subject to the provisions of the Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of the Plan shall be determined by the Board and its decisions shall be final and binding upon all participants. Members of the Board shall receive no compensation for their services in connection with the administration of the Plan, other than standard fees as established from time to time by the Board of Directors of the Company for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

4.
Eligibility. Any employee of the Company or the Subsidiaries designated by the Board is eligible to participate in an Offering Period (as hereinafter defined) under the Plan except employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock or who, as a result of being granted an option under the Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries.

5.
Offering Dates. The Offering Periods of the Plan (the “Offering Period”) shall be of approximately six (6) months duration commencing on January 1 and July 1 of each year and ending on the last day prior to the beginning of the next Offering Period. Payroll deductions of participants are accumulated under this Plan during Offering Periods, and such deductions commence, for any given participant, on the first payroll period of such participant ending during such Offering Period. The first Offering Period shall commence on January 2, 2005. The first day of each Offering Period is referred to as the “Offering Date.” The last day of each Offering Period is hereinafter referred to as the “Purchase Date.” The Board of Directors of the Company shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

6.
Participation in the Plan. Eligible employees may become participants in an Offering Period under the Plan on the first Offering Date after satisfying the eligibility requirements by delivering to the Company's or Subsidiary's (whichever employs such employee) Human Resources (“HR”) department a subscription agreement authorizing payroll deductions not later than December 15, 2004 for the first Offering Period under this Plan or, for subsequent Offering Periods, not later than the 15th day of the month before the Offering Date of such Offering Period, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the HR department by such date after becoming eligible to participate in such Offering Period under the Plan shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in the Plan by filing the subscription agreement with the HR department not later than the 15th day of the month preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws from the Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreements in order to continue participation in the Plan. Any participant who has not withdrawn from the Plan pursuant to Section 11 below by the end of an Offering Period will automatically be re-enrolled in the Plan and granted a new option on the Offering Date of the next Offering Period.

7.
Grant of Option on Enrollment. An eligible employee who enrolls in the Plan with respect to an Offering Period pursuant to Section 6 hereof, will receive a grant of an option (as of the Offering Date) to purchase on the Purchase Date up to that whole number of shares of Common Stock of the Company determined by dividing the amount accumulated in such employee's payroll deduction account during such Offering Period by the Purchase Price, as defined in Section 8 below; provided, however, that the number of shares of the Company's Common Stock subject to any option granted pursuant to this Plan shall not exceed the maximum number of shares, if any, set by the Board pursuant to Sections 10(b) and 10(c) below with respect to the applicable Offering Period.

8.	Purchase Price. The price per share at which a share of Common Stock will be purchased in any Offering Period shall be 85% of the lesser of:

a.	the fair market value at the close of trading on the last day immediately preceding the Offering Date on which trading occurs in the public securities markets (the “Entry Price”); or

b.
the fair market value at the close of trading on the Purchase Date or, if no trading occurs in the Company's Common Stock in the public securities markets on such Purchase Date, then on the immediately preceding day on which such trading did occur.

For purposes of the Plan, the term “fair market value” on a given date shall mean the closing price in U.S. dollars of a share of the Company's Common Stock on that date as reported on the stock market where the Common Stock is listed.

9.	Payment of Purchase Price; Changes in Payroll Deductions; Issuance of Shares.

a.
The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the employee's compensation in 1% increments not less than 1% nor greater than 10%. Compensation shall be limited to base salary or wages, bonuses, overtime and commissions, if any, paid; provided, however, that for purposes of determining a participant's compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall continue until altered or terminated as provided in the Plan.

b.
A participant may lower (but not increase) the rate of payroll deductions during an Offering Period by filing with the HR department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than 15 days after the HR department's receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than two such changes may be made effective during any Offering Period, except that the second such change must reduce the rate of payroll deductions to zero. A participant may increase or lower the rate of payroll deductions for any subsequent Offering Period by filing with the HR department a new authorization for payroll deductions not later than the 15th day of the month before the beginning of such Offering Period.

c.
All payroll deductions made for a participant are recorded in his or her account under the Plan; the funds are not segregated from general funds of the Company; and no interest accrues to the employee on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

d.
On each Purchase Date, so long as the Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form as provided in Section 11 below which notifies the Company that the participant wishes to withdraw from that Offering Period under the Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of the Plan. Any cash remaining in a participant's account after such purchase of shares by reason of any limitation on the number of shares that may be purchased under the Plan as set forth in Section 10 hereof, shall be refunded to such participant in cash. Any amount remaining in such participant's account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, into the next Offering Period; provided that the Company may, in its discretion, refund any such amounts to participants rather than carrying such amounts forward to the next Offering Period. In the event that the Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in the Plan has terminated prior to such Purchase Date.

e.
As promptly as practicable after the Purchase Date, the Company shall arrange for the transfer of shares purchased for each participant into a brokerage account established by the Company for the purposes of this Plan, in which account such shares will be held for the benefit of each participant. The Board, in its sole discretion, may at any time elect to cause certificates representing the shares to be issued to participants in lieu of maintaining such brokerage account for the benefit of participants.

f.
During a participant's lifetime, such participant's option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised. Shares to be delivered to a participant under the Plan will be registered in the name of the participant.

10.	Limitations on Shares to be Purchased.

a.
No employee shall be entitled to purchase stock under the Plan at a rate which exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code), for each calendar year in which the employee participates in the Plan.

b.	A participant in an Offering Period may not purchase more than 50,000 shares of Common Stock on any Purchase Date during an Offering Period.

c.
No employee shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty days prior to the commencement of any Offering Period, the Board may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). In no event shall the Maximum Share Amount exceed the amounts permitted under Sections 10(a) and 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount not less than fifteen days prior to the commencement of the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply in respect of all succeeding Purchase Dates and Offering Periods unless revised by the Board as set forth above.

d.
If the number of shares to be purchased on a Purchase Date by all employees participating in the Plan exceeds the number of shares then available for issuance under the Plan, the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be practicable and as the Board shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each employee affected thereby.

e.
Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the Offering Period.

11.	Withdrawal.

a.
Each participant may withdraw from an Offering Period under the Plan by signing and delivering to the HR department a notice on a form provided for such purpose. Such withdrawal may be elected at any time before the share purchase is effected.

b.
Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn employee and his or her interest in the Plan shall terminate. In the event an employee voluntarily elects to withdraw from the Plan, he or she may not resume his or her participation in the Plan during the same Offering Period, but he or she may, except as provided in the following sentence, participate in any Offering Period under the Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner set forth above for initial participation in the Plan.

12.
Termination of Employment. Termination of a participant's employment for any reason, including retirement or death, terminates his or her participation in the Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative. For this purpose, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company in the case of sick leave, military leave, or any other leave of absence approved by the Board of Directors of the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13.
Return of Payroll Deductions. In the event an employee's interest in the Plan is terminated by withdrawal, termination of employment or otherwise, the Company shall promptly deliver to the employee all payroll deductions previously withheld. No interest shall accrue to the employee on the payroll deductions of a participant in the Plan.

14.
Capital Changes. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, as well as the maximum number of shares of Common Stock that may be purchased by a participant on a Purchase Date shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the options under the Plan shall terminate as of a date fixed by the Board and give each participant the right to exercise his or her option as to all of the optioned stock as of such date. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation (each, a “Corporate Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to apply accumulated payroll deductions to purchase shares of Common Stock prior to the consummation of the Corporate Transaction under any ongoing Offering Periods, and the participant's options under such ongoing Offering Periods shall terminate immediately after such purchase.
Proportionate adjustments shall be made to the Reserves, the price per share of Common Stock covered by each outstanding option, as well as the maximum number of shares of Common Stock that may be purchased by a participant on a Purchase Date in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

15.
Nonassignability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.
Reports. Individual records will be maintained for each participant in the Plan. Each participant shall receive promptly after the end of each Offering Period a report of his account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period.

17.
Notice of Disposition. Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within 12 months from the Purchase Date on which such shares were purchased.

18.
No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Subsidiary or restrict the right of the Company or any Subsidiary to terminate such employee's employment.

19.
Equal Rights and Privileges. All eligible employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company or the Board be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in the Plan.

20.
Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.
Shareholder Approval. Any required approval of the shareholders of the Company shall be solicited substantially in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Approval of the adoption of this Plan was originally obtained at the 2005 Annual Meeting of Stockholders held on May 5, 2005. Shareholder approval of amendments to this Plan shall be obtained at a duly held meeting or by written consent only to the extent required by, and by a vote that satisfies the requirements of Section 423 of the Code.

22.	Designation of Beneficiary.

a.
A participant may file a written designation of a beneficiary who is to receive shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of an Offering Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to a Purchase Date.

b.
Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23.
Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.	Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25.
Amendment or Termination of the Plan. This Plan originally became effective on December 14, 2004 and shall continue until the earliest to occur of (i) termination by the Board, (ii) issuance of all the shares of Common Stock reserved for issuance under the Plan, or (iii) twenty (20) years from its approval by the stockholders at the 2013 Annual Meeting of Stockholders. The Board of Directors of the Company may at any time amend or terminate the Plan, except that any such termination cannot affect options previously granted under the Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the shareholders of the Company obtained in accordance with Section 21 hereof within 12 months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

a.	increase the number of shares that may be issued under the Plan;

b.	change the designation of the employees (or class of employees) eligible for participation in the Plan; or

c.	constitute an amendment for which shareholder approval is required in order to comply with the listing requirements of the stock market where the Common Stock is listed.

EXHIBIT A
List of Participating Entities

•	Maxwell Technologies, Inc. (U.S.)

•	Maxwell Technologies SA (Switzerland)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

MAXWELL TECHNOLOGIES, INC.
This proxy is solicited on behalf of the Board of Directors
For the Annual Meeting of Stockholders
December 11, 2013 11:00 A.M PST

The stockholder(s) hereby appoint(s) David J. Schramm and Kevin S. Royal, or either of them as proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MAXWELL TECHNOLOGIES, INC. that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders(s) to be held at 11:00 a.m., PST on December 11, 2013, at the Courtyard Marriott Hotel, 8651 Spectrum Center Boulevard, San Diego, California 92123, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL” THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, 3, 4 AND 5.

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred. The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of the Notice of the 2013 Annual Meeting of Stockholders and accompanying Proxy Statement dated October 30, 2013.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

MAXWELL TECHNOLOGIES, INC 3888 Calle Fortunada San Diego, CA 92123
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1	Election of Directors	☐	☐	☐
Nominees
01 Mark Rossi 02 Burkhard Goeschel 03 David Schlotterbeck
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.						For	Against	Abstain
2	Approve the 2013 Omnibus Equity Incentive Plan and approve for federal tax purposes the performance goals that may be used with respect to certain performance-based awards granted under the plan.					☐	☐	☐
3	Approve the amendment and restatement of the Maxwell Technologies, Inc. 2004 Employee Stock Purchase Plan.					☐	☐	☐
4	Ratification of the appointment of BDO USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.					☐	☐	☐
5	To approve, on an advisory basis, our named executive officer compensation.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date